Exhibit 10.6

SHARE PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS

entered into between

on one side, as buyer

AFYA PARTICIPAÇÕES S.A.

and, on the other side, as sellers

HEITOR ANTONIO DA SILVA

CLAUDIA REGINA BOECHAT DA SILVA

LUIS ADRIANO PEREIRA DA SILVA

ANA BEATRIZ BOECHAT SILVA NUNES

and, as intervening parties,

SOCIEDADE UNIVERSITÁRIA REDENTOR

SOCIEDADE EDUCACIONAL REDENTOR

Dated November 1, 2019.

SHARE PURCHASE AND SALE AGREEMENT AND OTHER COVENANTS

By this private instrument, on one side, as buyer,

(1)                       AFYA PARTICIPAÇÕES S.A., a corporation headquartered in the City of Nova Lima, State of Minas Gerais, at Alameda Oscar Niemeyer, nº 119, sala 504, bairro Vila da Serra, CEP 34006-056, enrolled with EIN 23.399.329/0001-72, herein represented in accordance with its Articles of Incorporation (“Buyer”);

and, on the other side, as sellers,

(2)                       HEITOR ANTONIO DA SILVA, Brazilian, married, teacher, ID [**] issued by [**], SSN [**], residing and domiciled in [**] (“Heitor”);

(3)                       CLAUDIA REGINA BOECHAT DA SILVA, Brazilian, married, teacher, ID [**] issued by [**], SSN [**], resident and domiciled in [**] (“Claudia”);

(4)                       LUIS ADRIANO PEREIRA DA SILVA, Brazilian, married, administrator, ID [**] issued by [**], SSN [**], resident and domiciled in [**] (“Luis”); and

(5)                       ANA BEATRIZ BOECHAT SILVA NUNES, Brazilian, married, teacher, ID [**] issued by [**], SSN [**], resident and domiciled in [**] (“Ana Beatriz” and, when referred to together with Heitor, Claudia and Luis, hereafter referred to as “Sellers”);

(Buyer and Sellers are hereinafter referred to as, individually and jointly, as “Parties” and individually, as “Party”).

and, also as intervening parties (“Intervening Parties”),

(6)                       SOCIEDADE UNIVERSITÁRIA REDENTOR, non-for-profit organization, with headquarters at Rodovia BR 356, nº 25, Bairro Presidente Costa e Silva, CEP 28.300-000, in the city of Itaperuna, state of Rio de Janeiro, EIN 03.596.799/0001-19, hereby represented by its undersigned legal representative (“Redentor”).

(7)                       SOCIEDADE EDUCACIONAL REDENTOR, non-for-profit organization, headquartered at Rodovia BR 356, nº 25-B, Bairro Presidente Costa e Silva, CEP 28.300-000, in the city of Itaperuna, state of Rio de Janeiro, EIN 34.397.230/0001-58, hereby represented by its undersigned legal representative (“SER”).

WHEREAS:

(A)                     Redentor operates in the education market at the basic and higher levels, acting as the maintainer entity of the higher education institution called Centro Universitário Redentor for higher education activities, whose higher education institution code within the Ministry of Education (MEC) is 2571 (“UniRedentor”);

(B)                     UniRedentor’s on-site higher education activities are carried out in 4 units, all in the state of Rio de Janeiro, with 1 being Redentor’s own headquarters and 3 located in the cities of Campos dos Goytacazes (EIN 03.596.799/0002-08), Paraíba do Sul (EIN 03.596.799/0003-80) and Queimados (EIN 596.799/0004-61) (“Redentor Branches”);

(C)                     The Sellers are, on this date, together, the only associate members and directors of Redentor;

(D)                     Subject to the terms and conditions of this Agreement, the Buyer is interested in acquiring the entire UniRedentor operation. To this end, up to the Closing Date, Sellers must have carried out the Reorganization (as defined below), which will involve, among other procedures, successive transformations of the corporate legal nature of Redentor, which will cease to be a civil association and will become a corporation;

(E)                     On the Closing Date, upon completion of the Reorganization, Sellers will be the sole holders of the fully subscribed and paid-in common shares with no par value, representing 100% of Redentor’s share capital, free and exempt from any encumbrance, in the proportions indicated in the table below (“Shares”):

Shareholders	Interest
Heitor	37.25%
Claudia	29.50%
Luis	29.50%
Ana Beatriz	3.75%
Total	100%

(F)                      Subject to compliance with the Precedent Conditions set forth in this Agreement, Purchaser undertakes to acquire from Sellers, which in turn undertake to sell to Buyer, all Shares in accordance with the terms and conditions set forth in this Agreement (“Operation”).

The Parties hereby RESOLVE, with the consent of the Intervening Parties, to enter into this Share Purchase and Sale Agreement and Other Covenants, which shall be governed by the following clauses and conditions:

1                                      DEFINITIONS

1.1                            Definitions. For purposes of this Agreement, the terms used herein or in the Annexes, in the plural or singular, shall have the following meanings:

“Shares” has the meaning assigned in Recital (E).

“Affiliate” means, with respect to any Person, (a) any entity in which the person directly or indirectly owns (including through an interposed Person), an interest or is a signatory to a voting agreement or similar agreements; (b) any entity that Control or is under its Control or under joint Control with the Person concerned; and (c) any individual who is the administrator of the Person concerned.

“Final Price Adjustment” has the meaning defined in Clause 4.1.2.

“Ana Beatriz” has the meaning assigned in the recitals.

“CADE’s Approval” has the meaning assigned in Clause 13.1.

“Higher Education Activities” has the meaning assigned in Clause 15.2(i).

“Assets” means any assets, furniture, property, rights, contracts, licenses, including software, student and administrative data and information, trademarks, logos, internet domains, equipment and employees, with all they represent and with whatever is inherent in them, which refers to the operation of UniRedentor and which is necessary and sufficient to the operation of UniRedentor in the Normal Course of Business.

“Closing Acts” has the meaning assigned in Clause 6.1.

“Independent Auditor” means the big four international accounting firms: (i) Deloitte Touche Tohmatsu Auditores Independentes; (ii) Ernst & Young Auditores Independentes S.S. — EY; (iii) PricewaterhouseCoopers Auditores Independentes; and (iv) KPMG Auditores Independentes, or their respective successors.

“Governmental Authority” means any government or political division in the Federative Republic of Brazil, at federal, state or municipal level, as well as any public or private, regulatory or administrative body, agency, autarchy or authority, professional entity, civil registry, registry office, as well as any court, judicial authority or arbitration tribunal, including, without limitation, the MEC and departments of education.

“Basket” has the meaning assigned in Clause 11.6.1.

“CACI” means Associação Centro de Atendimento Clínico de Itaperuna — CACI, enrolled under EIN 21.693.099/0001-24 and headquartered at Rua José Egydio Tinoco, nº 79, Bairro Cidade Nova, CEP 28.300-000, in the city of Itaperuna, state of Rio de Janeiro.

“CADE” means the Administrative Council for Economic Defense.

“Cash” means collectively and without duplication the balances existing in Redentor’s bank accounts, with immediate availability and without any restrictions, all financial investments and funds deposited with financial institutions and equivalents, provided without any restrictions and with immediate availability.

“Arbitration Chamber” has the meaning assigned in Clause 20.2.

“Working Capital” means, at a certain base date, the current assets of a company, net of the current liabilities of the same company, calculated in accordance with Annex 4.1.2.2.

“Calculated Working Capital” has the meaning assigned in Clause 4.1.2.2.

“Minimum Working Capital” has the meaning assigned in Clause 4.1.1.

“Claudia” has the meaning assigned in the recitals.

“Real Estate Sharing” has the meaning assigned in Clause 15.4.

“Buyer” has the meaning assigned in the recitals.

“Precedent Conditions” means, when considered together, the Precedent Conditions to Buyer and the Precedent Conditions to Sellers.

“Precedent Conditions to Buyer” has the meaning assigned in Clause 5.1.

“Precedent Conditions to Sellers” has the meaning assigned in Clause 5.2.

“Consents” has the meaning assigned in Clause 7.1.7.

“Escrow Account” has the meaning assigned in Clause 4.1.3.2.

“Contingency” means any and all Claims, regardless of whether or not the claim is made, relating to debts, liabilities or obligations of any nature (including, but not limited to, corporate, contractual, commercial, administrative, regulatory, tax, civil, labor, social security and/or environmental), involving Redentor and/or the Assets (including, but not limited to, its assets, rights and obligations), resulting from facts, events, acts or omissions occurring up to the Closing Date (inclusive) and which may result in a Loss to Redentor, Buyer and/or Buyer’s Related Parties pursuant to Clause 10.1, whether or not reflected in Redentor’s financial statements (unless such Contingencies have already been considered in the calculation of the Final Price Adjustment provided for in Clause 4.1.2 that: (i) are already materialized; or (ii) will materialize upon signature of this Agreement, subject to the terms set forth in Clause 10.1.3.

“Agreement” means this Share Purchase and Sale Agreement and Other Covenants.

“Control” (including the related meanings “Controlled by” and “Under joint control with”) means, when used with respect to any Person, the ownership of rights to hold the majority of votes in corporate resolutions, as well as the right to appoint the majority of management regarding the Person concerned, either through ownership of the equity interest, by contract or otherwise.

“Normal Course of Business” means any operation or activity that constitutes customary business practice (i) within Redentor’s industry standards, as reasonably expected from a Person in Redentor’s context, market, financial and operating condition; (ii) adopted by Redentor in accordance with its past practices with respect to the normal conduct of UniRedentor’s business; and (iii) within the Law and in accordance with the provisions of the incorporation acts of Redentor.

“Costs” has the meaning assigned in Clause 15.4.1.

“Closing Date” has the meaning assigned in Clause 5.4.

“Date of Non-Recognition of the Medical School” has the meaning assigned in Clause 4.1.3.

“Date of Recognition of the Medical School” has the meaning assigned in Clause 4.1.3.

“Final Decision on Loss of Medical School Places” has the meaning assigned in Clause 4.1.3 (ii).

“Essential Representations” means the representations and warranties made by Sellers in Clauses 7.1.1 (Redentor’s Existence and Regularity); 7.1.2 (Capacity, Legitimacy and Authorization),  7.1.3  (Binding Effect); 7.1.4 (Lack of Violation and Consent),  7.1.5

(Associate Members of Redentor and Powers. No Impediments), 7.1.6 (Redentor and Ownership Interests), 7.1.7 (Violation of Statutory and Legal Provisions); 7.1.8 (Share Capital) and 7.1.10 (Fraud against Creditors).

“Demand” means any and all notices, litigation, proceedings and legal actions at the administrative (including any claims formally filed under the MEC), arbitral or judicial spheres.

“Third Party Claim” has the meaning assigned in Clause 11.2.

“Direct Claim” has the meaning assigned in Clause 11.3.

“Financial Statements” has the meaning assigned in Clause 7.1.15.

“Business Day” means every day commercial banks are required to open in the city of Sao Paulo, state of São Paulo, in the city of Rio de Janeiro, State of Rio de Janeiro and in the city of Itaperuna, state of Rio de Janeiro.

“Due Diligence” means the accounting, legal, economic, financial, and regulatory assessment and evaluation work carried out by the Buyer with respect to Redentor, based on the documents and information (oral or written) transmitted by Sellers to their representatives of Buyer.

“Indebtedness” means, collectively and without duplication, the updated principal amount, interest and, when due, other charges, including default and penalty under the following assumptions: (i) all amounts due to financial institutions, in any capacity, overdue and falling due, including interest, penalties and inflation adjustments due; (ii) all overdue accounts payable (which were not paid within the originally agreed term), considering fines and interest, including with suppliers and service providers; (iii) all amounts received in advance as check cashing or postdated checks or prepayment of receivables (discounted trade notes), amounts received in advance from students (related to the accrual period as of the Closing Date) and amounts to be reimbursed to students in kind or by means of future service provision, provided that they are not included in the Minimum Working Capital or in the Calculated Working Capital; (iv) all salaries, benefits and charges in arrears (i.e., not paid within the originally agreed term), plus fines and interest, considering applicable law; (v) taxes in arrears (i.e. not paid within the originally agreed period), whether or not enrolled in Tax Installment Payment programs, such as REFIS, PAES and PAEX, due to federal Tax and Contributions collection agencies, state or municipal, plus fines and interest, considering applicable law, except where such Taxes are being discussed in good faith; (vi) the unpaid installments and the residual value of any and all contracted and existing financial lease operations; (vii) late severance pay (i.e., those not paid within the originally agreed term) considering the applicable Law arising from the dismissal of employees prior to this date; and (viii) short-term and long-term loans and financing entered into by Redentor with financial institutions or any other third party, net of prefixed installments at present value based on the contractual interest rate.

“Net Indebtedness” means Indebtedness less Cash.

“Calculated Net Indebtedness” has the meaning assigned in Clause 4.1.2.2.

“Estimated Net Indebtedness” means Redentor’s Net Indebtedness reported by Sellers pursuant to Clause 4.1.1.1  .

“Closing” means the practice of all Closing Acts pursuant to this Agreement.

“Redentor’s Branches” has the meaning assigned in the Recital (B).

“Indemnity Assumption” has the meaning assigned in Clause 10.2.

“Buyer’s Indemnity Assumption” has the meaning assigned in Clause 10.2.

“Sellers’ Indemnity Assumption” has the meaning assigned in Clause 10.1.

“Heitor” has the meaning assigned in the recitals.

“Real Estate” has the meaning assigned in Clause 15.4.

“Operational Real Estate” means the real estate on which UniRedentor’s activities are currently carried out.

“Confidential Information” has the meaning assigned in Clause 15.1.

“Intervening Parties” has the meaning assigned in the recitals.

“Law” means any law, regulation, order or decree or any administrative, judicial or arbitral act issued by any Governmental Authority with authority over the Parties, Redentor and/or the Assets, as the context requires.

“Anti-Corruption Law” means, as applicable to each Party, Federal Law No. 12,846, dated August 1, 2013, as amended, as well as any other Law to which the Parties, their Controlling Shareholders and/or Redentor are subject, relating to corruption or money laundering.

“Brazilian Corporation Law” means Law 6.404 dated December 15, 1976, as amended.

“Maximum Indemnity Limit” has the meaning assigned in Clause 10.1.4.

“Luis” has the meaning assigned in the recitals.

“MEC” means the Ministry of Education.

“Notice” has the meaning assigned in Clause 17.1.

“Notice of Final Price Adjustment” has the meaning assigned in Clause 4.1.2.2.

“Net Indebtedness Notice” has the meaning assigned in Clause 4.1.1.1.

“Third Party Claim Notice” has the meaning assigned in Clause 11.2.

“Direct Claim Notice” has the meaning assigned in Clause 11.3.

“Closing Notice” has the meaning assigned in Clause 5.4.

“Objection” has the meaning assigned in Clause 11.4(i).

“Burden” means any and all liens, charges, debts, retention rights, credit rights, mortgages, pledges, chattel mortgages, fiduciary assignments, restrictions, options, preemptive rights, purchase or subscription rights, charges, pledge sales, enjoyment of political and/or property rights, listings, real rights, fiduciary properties, joint selling rights, joint selling obligations, limitations on the full and free use, enjoyment of any good or right (or any of the attributes inherent in or relating to such good or right), whether as a result of Law, contract or a Demand.

“Operation” has the meaning assigned in the Recital (F).

“Payment upon Closing” has the meaning assigned in Clause 4.1(i).

“Payment in Installments” has the meaning assigned in Clause 4.1(ii).

“Party” has the meaning assigned in the Recitals.

“Indemnified Party” has the meaning assigned in Clause 11.1.

“Indemnifying Party” has the meaning assigned in Clause 11.1.

“Buyer’s Indemnifiable Parties” has the meaning assigned in Clause 10.1.

“Sellers’ Indemnifiable Parties” has the meaning assigned in Clause 10.2.

“Related Parties” means, in relation to a Person, as applicable: (a) any entity in which the person directly or indirectly owns (including through an interposed Person), an interest or is a signatory to a voting agreement or similar agreements; (b) any entity that Control or is under its Control or under joint Control with the Person concerned; (c) any individual who is the administrator of the Person concerned. (d) any spouse, partner, ascendant, descendant, or collaterals up to the fourth degree of any of the Persons mentioned in items (a), (b) or (c) above; or (e) spouse, partner, ascendants, descendants and collaterals up to the fourth degree of the person concerned.

“Loss” means any and all direct loss or damage, as well as any obligation, loss, disbursement, cost and/or expense (including, but not limited to, judicial deposits, guarantees, administrative or legal fees and/or costs, and reasonable attorney expenses (i.e., in accordance with the value parameters applied by Buyer in similar cases), fees and expenses for accountants and experts, effectively and provenly incurred, burdens of succession, including those incurred while conducting any defense), as well as inflation adjustment, arrears and/or compensatory interest, fines and any other related additions and/or penalties actually incurred by an Indemnifying Party, and any amounts incurred as a result of the early termination of agreements entered into by Redentor with any of its Related Parties not listed in Annex 7.1.19. The following will not be considered a Loss: moral, image or reputational damages in connection with or arising from UniRedentor’s activities, as well as loss of profits, loss of business opportunity or any other indirect or consequential damages. For clarification purposes, the concept of “Loss” does not include costs and expenses incurred with Experts for the purpose of preparing report(s) that are not required to file a Demand.

“Excess Assets Losses” has the meaning assigned in Clause 14.5.

“Transition Period” has the meaning assigned in Clause 9.1.

“Person” means any individual or legal entity, whether public or private, and any unincorporated entity, such as trusts, joint ventures, investment funds, associations, unincorporated companies or any other entity or organization.

“Communication Plan” has the meaning assigned in Clause 15.1.3.

“Deadline” has the meaning assigned in Clause 5.5.

“Pre-Audit” has the meaning assigned in Clause 18.11.

“Acquisition Price” has the meaning assigned in Clause 4.1.

“Brazilian Accounting Principles” means the accounting principles generally accepted in the Federative Republic of Brazil, in accordance with the Corporate Law method established by the Brazilian Corporate Law and related regulations, including the rules established by the Brazilian Accounting Institute (IBRACON) and by the Accounting Pronouncements Committee (CPC).

“Collateral Funds” has the meaning assigned in Clause 12.1.

“Redentor” has the meaning assigned in the recitals.

“Reorganization” means the corporate reorganization involving Redentor, that will comprise, after the date of execution of this Agreement, the approval: (i) of the transformation of the corporate legal nature of Redentor, which will cease to be a civil association and become a simple company; (ii) of the transformation of Redentor’s corporate legal nature, which will cease to be a simple company and become a limited liability company; and (iii) of the transformation of Redentor’s corporate legal nature, which will cease to be a limited liability company and become a corporation, and the Sellers will be the sole holders of the Shares. On September 9, 2019, Redentor segregated higher education activities (face-to-face and distance learning) from basic education, through the partial spin-off of Redentor with the merger of all assets, rights (including financial rights), contracts, licenses including software, student and administrative information and data, equipment and employees, and intellectual property, which refer to SER’s operation for the basic education activities, which are exhaustively listed in Annex A, so that only UniRedentor’s activities continue to be carried out by Redentor in accordance with its Normal Course of Business, such division being, as applicable for the purposes of this Agreement, in the concept of Corporate Reorganization. For the purpose of Redentor’s partial spin-off, an appraisal report was prepared, containing all the assets subject to the partial spin-off, subject to the provisions of Annex A and of the Brazilian Corporate Law.

“Sellers’ Representatives” has the meaning assigned in Clause 17.2.

“Retention Due to Decrease in Medical School Places” has the meaning assigned in Clause 4.1.3.

“SER” means Sociedade Educacional Redentor, as qualified in the recitals, which has incorporated the assets related to the operation of the basic education activities.

“Excess Assets” has the meaning assigned in Clause 14.1.

“CDI Rate” means the average rates related to transactions with Interbank Deposit Certificates, with a term equal to one (1) business day, calculated and disclosed by the Clearinghouse for the Custody and Financial Settlement of Securities (CETIP).

“Selic Rate” means the adjusted average rate of daily financing calculated in the Special Settlement and Custody System (Selic) for federal bonds released monthly by the Monetary Policy Committee of the Central Bank of Brazil (COPOM) or, upon its extinction, a rate of same nature and purpose as to replace it by means of an infralegal law or norm.

“Third Party” means any Person other than the Parties.

“Taxes” means any and all taxes, fees, social security contributions, rates and other charges of any nature, levied by any Governmental Authority or other tax authority, whether federal, state, municipal, including, without limitation, taxes on income, gross revenue, real estate, sales, payroll, social security contributions, including withholdings, charges relating to the Severance Pay Fund - FGTS and the National Institute of Social Security - INSS, as well as interest, penalties, inflation adjustment, additions and fines. Collections related to ancillary obligations are included in “Tax” (including interest, fines, penalty, inflation adjustment and tax increase and additional amounts entered), to be paid to any Governmental Authority or another tax authority, whether federal, state, municipal or otherwise, as well as other taxes, rates, contributions, charges and fees of any type owed pursuant to the Law or due to succession, joint liability or contract obligations.

“UniRedentor” has the meaning assigned in Recital (A).

“Medical School Place Unavailable” has the meaning assigned in Clause 4.1.3.

“Potential Release Amount” has the meaning assigned in Clause 12.1.3.

“Sellers” has the meaning assigned in the recitals.

1.2                            Interpretation. For the purpose of this Agreement, unless otherwise indicated:

1.2.1                  The terms defined in this Clause 1 shall have the meanings assigned to it herein, including both plural and singular and regardless of gender;

1.2.2                  The headings of the Chapters and Clauses contained in this Agreement are for reference purposes only and will not be considered for purposes of analysis of this Agreement, and shall not affect, under any pretext, the meaning or interpretation of the provisions herein;

1.2.3                  References in this Agreement to any Chapter, Clause, or Annex refer to a Chapter, Clause or Annex to this Agreement, unless expressly defined otherwise;

1.2.4                  The terms “including”, “inclusive”, “includes”, “included” and their derivations and analogous terms shall be construed as accompanying the phrase “among others” or “not limited to”, thus introducing a non-exhaustive enumeration, but merely exemplificative;

1.2.5                  References to any documents or instruments include all amendments, changes, replacements, consolidations and additions in force on this date, unless expressly provided otherwise;

1.2.6                  References to legal provisions shall be construed as references to such provisions and their respective amendments, extensions, consolidations, reissues and/or changes in effect on this date;

1.2.7                  Where Business Days are not expressly established, deadlines are deemed to be calendar days. Where a term ends on a day other than a Business Day under this Agreement, such term shall be deemed automatically extended to the immediately subsequent Business Day, without any penalty to the Parties;

1.2.8                  All references to Persons include their successors, beneficiaries, and authorized assignees;

1.2.9                  All Annexes to this Agreement are part of the Agreement and are incorporated herein by reference as if transcribed herein, and all references to this Agreement include its Annexes; and

1.2.10           In the event of any ambiguity or doubt regarding the intent or interpretation of this Agreement, it shall be construed as having been jointly written by the Parties without any presumption of burden of proof to or against any Party regarding the authorship of any of its provisions.

2                             PURCHASE AND SALE

2.1                            Purchase and Sale. Subject to the fulfillment of the Precedent Conditions set forth in this Agreement, Sellers irrevocably and irreversibly undertake to sell and transfer to Buyer, and Buyer irrevocably and irreversibly undertake to acquire and receive from Sellers, the Shares, subject to the proportions described in Recital (E).

2.1.1                  The Shares shall be disposed of and transferred by Sellers to Buyer absolutely free and clear of any encumbrances and with all rights inherent in them and all that they represent, including political and property rights, such as dividends and preemptive rights.

2.1.2                  Buyer is guaranteed all rights granted to a bona fide third party in the event of eviction and also in the event of nullity to which Buyer has not given cause.

2.1.3                  The Intervening Parties sign this document, confirming its full, unrestricted, irrevocable and irreversible agreement with the terms of this Agreement, including, in particular, their obligations.

2.2                            One Single Transaction. Buyer has only agreed to sign this Agreement on the condition and assumption, known and accepted by all Sellers, that Buyer has an interest in the acquisition of all Shares, as described in this Agreement.

3                                      REORGANIZATION

3.1                            Acts of Reorganization. Sellers shall practice and make Redentor and SER practice the acts necessary for the satisfactory completion of the Reorganization, so that at the end of reorganization: (i) the Sellers are jointly the sole owners and legitimate owners of the Shares, absolutely free and clear of any encumbrances; and (ii) all of the primary and secondary school education currently carried out by UniRedentor have been transferred to SER.

3.2                            Statement of Accounts. Annex 3.2 contains a statement of accounts payable, accounts receivable, property, plant and equipment items and payroll related or attributable to UniRedentor’s operation as of September 30, 2019, which does not limit or restrict the obligation of Sellers of transferring to SER, under the Reorganization, only the assets and rights set forth in Annex A.

3.3                            Performance of the Reorganization Process. Reorganization will be conducted by Sellers at their expense and at their discretion.

3.4                            Information. Sellers shall inform Buyer of the status of the Reorganization, the actions carried out and those still pending, the measures being taken to remedy any pending issues and any other information reasonably requested by the Buyer regarding the Reorganization within five (5) days as of the date Seller receives a written notice from Buyer requesting such information.

3.5                            Buyer Agreement. The conclusion of the Reorganization shall not be construed or interpreted as and shall not imply limitation or exclusion of the indemnification obligations assumed by Sellers on behalf of Buyer under this Agreement, which shall remain fully valid, binding and enforceable by Buyer at any time, pursuant to this Agreement.

4                                      ACQUISITION PRICE, PAYMENT METHOD AND ADJUSTMENTS

4.1                            Acquisition price. Buyer valued this Transaction (as a whole, including the non-compete obligations set forth in Clause 15.2) at two hundred twenty-five million reais (R$ 225,000,000.00), subject to the proportion described in Recital (E) and subject to the adjustments of Clauses 4.1.1 and 4.1.2 and the provisions of Clauses 4.1.3 (“Acquisition Price”), the payment consisting of the following installments:

(i)                                         Payment upon Closing. On the Closing Date, Buyer will pay one hundred and twenty-five million reais (R$ 125,000,000), net of the less Redentor’s Estimated Net Indebtedness (“Payment upon Closing”);

(ii)                                     Payment in Installments. one hundred million reais (R$ 100,000,000.00) will be paid in five (5) installments, as follows: (a) the 1st installment in the amount of twenty million reais (R$ 20,000,000.00) will be paid within 12 months as of the Closing Date; (b) the 2nd installment in the amount of twenty million reais (R$ 20,000,000.00) will be paid within 24 months as of the Closing Date; (c) the 3rd installment in the amount of twenty million reais (R$ 20,000,000.00) will be paid within 36 months as of the Closing Date; (d) the 4th installment in the amount of twenty million reais (R$ 20,000,000.00) will be paid within 42 months as of the Closing Date; and (e) the 5th installment in the amount of twenty million reais (R$ 20,000,000.00) will be paid within 54 months as of the Closing Date (“Payment in Installments”), observing the restatement index under Clause 4.4, the price reduction rules for loss of medical school places provided for in Clause 4.1.3, and the Buyer’s right to withhold and offset each installments as set forth in Clause 12.1.

4.1.1                  Assumption. The Parties agree that the Acquisition Price has been agreed, in addition to the provisions of this Agreement, on the assumption that, on the Closing Date, Redentor shall have: (i) a minimum Working Capital of two million seven hundred and thirty thousand six hundred and ninety-four reais and eighty-three centavos (R$ 2,730,694.83) (“Minimum Working Capital”); and (ii) a minimum Cash of five million reais (R$ 5,000,000.00).

4.1.1.1            Net Indebtedness Notice. Along with the Closing Notification sent by Sellers or within 5 days as of the date of remittance of the notification provided for in Clause 5.4.1 by Buyer, but, in any event, in up to 5 Business Days prior to the Closing Date, Sellers will notify Buyer in writing (“Net Indebtedness Notice”) to inform the estimated amount of Redentor’s aggregate Net Indebtedness on the Closing Date (“Estimated Net Indebtedness”), it being certain and agreed between the Parties that the Closing Payment will be calculated and paid pursuant to Clause 4.1 above, based on the amounts indicated in the Net Indebtedness Notice.

4.1.1.2            Requirements. The Net Indebtedness Notice shall describe in reasonable detail all elements of the Estimated Net Indebtedness.

4.1.2                  Adjustment to the Acquisition Price. The Acquisition Price is subject to adjustments after Closing (“Final Price Adjustment”) according to the difference: (i) between Estimated Net Indebtedness and Calculated Net Indebtedness; and (ii) between the Minimum Working Capital and the Calculated Working Capital, pursuant to the formula below:

Final Price Adjustment = (Calculated Working Capital – Minimum Working Capital) + (Estimated Net Indebtedness – Calculated Net Indebtedness) x (1 + Selic Rate Change as of the Closing Date up to the date of actual payment)

Note that if liabilities are greater than assets in the Net Indebtedness calculation, it will be considered a positive value in the formula above.

4.1.2.1            Buyer’s Confirmation. The Buyer will determine the Calculated Working Capital and the Calculated Net Indebtedness, as follows.

4.1.2.2            Final Price Adjustment Mechanism. Within 90 days as of the Closing Date, the Buyer shall notify the Seller in writing, with the completion of its review of the actual Net Indebtedness of Redentor on the Closing Date (“Calculated Net Indebtedness”) and Redentor’s effective and aggregate

Working Capital on the Closing Date (“Calculated Working Capital”), in accordance with the same calculation methodology as Annex 4.1.2.2, presenting, in reasonable detail, its calculations and elements of each item considered (“Notice of Final Price Adjustment”). The Parties agree that the Buyer shall carry out its review of Net Indebtedness and Working Capital in strict accordance with Annex 4.1.2.2.

4.1.2.3            Sellers’ Response. Sellers may indicate, within 30 days as of the date of receipt of the Notice of Final Price Adjustment, by written notice to be sent to the Buyer, whether: (a) they agree with the result of the Calculated Net Indebtedness and/or Calculated Working Capital informed by the Buyer; or (b) do not agree with the Net Indebtedness and/or the Working Capital reported by the Buyer, in which case they must inform the amounts they understand to be correct, pursuant to Annex 4.1.2.2. During the Seller’s term to review the Notice of Final Price Adjustment, Buyer shall respond to any inquiries that Sellers (or their authorized representatives) may have, as well as provide supporting documentation used in the calculation of Calculated Net Indebtedness and Calculated Working Capital in up to 5 Business Days as of the date of written request and other documents reasonably requested by Sellers that are demonstrably necessary for the calculation of the Final Price Adjustment. If Sellers fail to submit a response pursuant to this Clause 4.1.2.3, the Parties agree that the full acceptance by Sellers of the Calculated Net Indebtedness, the Calculated Working Capital and Notice of Final Price Adjustment indicated shall be characterized.

4.1.2.4            In the event of item “(b)” of Clause 4.1.2.3, the Parties shall appoint representatives to discuss, within 30 days as of the receipt by Buyer of Seller’s response, in good faith, any controversial amounts related to the Calculated Net Indebtedness and the Calculated Working Capital.

4.1.2.5            At the end of each of the terms set forth in Clauses 4.1.2.3 and 4.1.2.4 above, undisputed amounts relating to the Final Price Adjustment shall be offset or paid by Buyer or Sellers, as the case may be. Thus, (a) if the result of the Final Price Adjustment formula set forth in Clause 4.1.2 results in an amount greater than zero, Buyer shall pay such amount to Sellers together with the first installment of the Payment in Installments; however, (b) if such calculation results in an amount lower than zero, Buyer will offset the amount of the Final Price Adjustment against the first installment of the Payment in Installments. In any event, the amount payable by one Party to the other Party shall be adjusted by the Selic Rate (in accordance with the Final Price Adjustment formula set forth in Clause 4.1.2) calculated as of the Closing Date up to the date of its actual payment or offsetting, as the case may be.

4.1.2.6            If, after the expiration of the period provided for in Clause 4.1.2.4, any disagreement persists between the Parties, they shall engage an Independent Auditor for, within up to 45 days as of the date of its engagement, review the Final Price Adjustment calculations and determine the final Net Indebtedness and Net Working Capital amounts. Independent Auditor’s report shall: (i) be restricted in scope to controversial items expressly indicated by Sellers under Clause 4.1.2.3 (i.e., the Independent Auditor may not review items not expressly indicated by Sellers as controversial); (ii) be restricted to amounts indicated by Buyer and Sellers for each of the controversial items (i.e., the Independent Auditor may not arbitrate amounts larger or smaller than those intended by the Parties); and (iii) be final and binding between the Parties. The Parties agree that the Independent Auditor shall also comply with the provisions of Annex 4.1.2.2 for carrying out the work, and shall instruct and guide the Independent Auditor accordingly. If the Independent Auditor, for whatever reason, disregards part or all of the provisions of Annex 4.1.2.2 for the review of the Calculated Net Indebtedness and/or Calculated Working Capital, such change of rules will only be acceptable for the purposes of this Agreement and for the determination of the Final Price Adjustment if the same change of rules applies to the calculation of Estimated Net Indebtedness and/or Minimum Working Capital, as the case may be (i.e., all bases of comparison used to calculate the Acquisition Price and its adjustments must necessarily adopt the same rules). The costs of engaging the Independent Auditor shall be shared between the Parties, with 50% paid by Buyer and 50% paid by Sellers.

4.1.2.7            Cumulativeness. The Final Price Adjustment for Net Indebtedness and Working Capital, both referred to in the above Clauses, will be considered together under this Agreement. For the sake of clarity, the Parties agree that none of the items involved in the Final Price Adjustment regarding Net Indebtedness and/or Working Capital will be considered more than once, thereby avoiding double counting.

4.1.3                  Reduction of Medical School Places. The Parties hereby acknowledge and agree that, without prejudice to the Final Price Adjustment set forth above, if, within up to 2 Business Days as of the date of publication of the decree for recognition or non-recognition of the medical school by MEC, and provided that such publication occurs within 12 months as of the Closing Date (“Date of Recognition of the Medical School” or “Date of Non-Recognition of the Medical School”, as the case may be), Buyer shall determine that the number of medical school places to UniRedentor is lower than 112 or, in the case of non-recognition of the medicine course, where there are no authorized places (by any MEC act prior to the Date of Recognition of the Medical School) (“Medical School Place Unavailable”), the amounts of installments of the Payment in Installments may be retained for eventual reduction of the Acquisition Price, in the amount of one million and five hundred thousand reais (R$ 1,500,000.00) per Medical School Place Unavailable (“Retention Due to Decrease in Medical School Places”), noting that:

(i)                                 the Retention Due to Decrease in Medical School Places provided for in this Clause 4.1.3 will only occur if (a) such reduction in the number of medical school places held by UniRedentor is due, directly or indirectly, to the lack or inadequacy of hospital infrastructure in the region of Itaperuna/RJ to serve UniRedentor, exclusively or in conjunction with other factors; and (b) Buyer has not modified the course profile between the Closing Date and the Date of Recognition of the Medical School;

(ii)                             the definitive reduction of the Acquisition Price will only occur when there is an unappealable decision before the Government Authorities regarding the loss of medical school places (“Final Decision on Loss of Medical School Places”);

(iii)                         the Retention Due to Decrease in Medical School Places shall be made in accordance with Chapter 12, inclusive with respect to the restatement of amounts by the CDI Rate, pursuant to Clause 12.1.1, subject to the hypothesis provided for in Clause 4.1.3.2 below; and

(iv)                          if UniRedentor has any request for new Medical School places approved by MEC until the Final Decision on Loss of Medical School Places, such vacancies may be compensated with any places lost for the purpose of checking the Medical School Place Unavailable. However, if on the Date of Recognition of the Medical School, even after any compensation, the number of medical school places held by UniRedentor exceeds that indicated in Clause 7.1.29, Sellers shall not be entitled to any increase in the Acquisition Price.

(v)                              If there is a loss of places between this date and the Closing Date, due, directly or indirectly, to the lack or inadequacy of hospital infrastructure in the Itaperuna/RJ region to serve UniRedentor, exclusively or in conjunction with other factors, the mechanism of Clause 4.1.3 and its subclauses shall apply.

4.1.3.1.             The Parties agree that on the Date of Recognition of the Medical School or the Date of Non-Recognition of the Medical School, as the case may be, Buyer shall inform Sellers of the Retention Due to Decrease in Medical School Places, if any, accompanied by all documents and required information to prove the occurrence of the Medical School Place Unavailable.

4.1.3.2.         On the date of payment of the 5th installment of the Payment in Installments, Buyer shall release all of the remaining amount withheld for Retention Due to Decrease in Medical School Places, subject to the terms of Clause 12 below. If the Final Decision on Loss of Medical School Places occurs after the date of payment of the 5th installment payment, Sellers may choose, at their sole discretion: (i) maintain the entire remaining amount withheld for the purpose of Retention Due to Decrease in Medical School Places with Buyer; or (ii) use the release mentioned in this clause, provided that they provide, at their sole discretion, one of the following guarantees valid until the date of the Final Decision on Loss of Medical School Places: (a) bank guarantee or insurance of a first-tier bank or insurer, to be contracted and the costs borne exclusively by Sellers, in the amount equivalent to the total value still withheld as a result of the Medical School Place Unavailable, which must be renewed annually; or (b) request Buyer to deposit the amount equal to the total amount still withheld as a result of the Medical School Place Unavailable in an escrow account (the financial yield of which will not be guaranteed by Buyer) to be opened in a prime bank by the Parties and whose transactions may only be jointly made by the Parties, and the costs of opening, maintaining and using such account will be borne exclusively by Sellers (“Escrow Account”). Once the Escrow Account is formed, the Buyer undertakes to deposit the amount in question within 5 Business Days from said creation. On the date of Final Decision on Loss of Medical School Places, the values held as collateral must be paid to the Buyer or released to Sellers on a permanent basis, as applicable.

4.1.3.3.          Whenever requested by Sellers and at least every 6 months, Buyer shall, as applicable, submit reports informing on the progress of appeals to Governmental Authorities disputing the loss of medical school places.

4.2                            Payments. The Acquisition Price will be paid by Buyer to Sellers by means of an electronic transfer of funds (TED) immediately available to the bank accounts indicated by Sellers in Annex 4.2, and the Acquisition Price TED statements will serve as proof of payment and settlement for the purposes of this Agreement.

4.2.1                  In the event of late payment of the Acquisition Price pursuant to Clause 4.2 above, the amounts in arrears will be subject to pro rata die inflation adjustment based on the CDI Rate, calculated as of the due date until its actual payment, plus (i) interest of 1% per month calculated pro rata die and (ii) fine of 2% on the amount due.

4.3                            Taxes. Sellers shall be solely responsible for any and all taxes relating to the sale and transfer of the Shares to Buyer, pursuant to applicable law, including, without limitation, income tax on capital gain.

4.4                            Restatement of Payment in Installments. Amounts of Payment in Installments will be monetarily restated based on the CDI Rate calculated as of the Closing Date and until the date on which they are actually paid to Sellers or used by Buyer to offset Losses, as allowed by this Agreement.

5                                      PRECEDENT CONDITIONS

5.1                            Precedent Conditions for Buyer. Buyer’s obligation to acquire and receive all the Shares from Sellers on the Closing Date is subject to full satisfaction (or waiver, as the case may be, at the sole discretion of Buyer and Seller jointly and to the extent that waiver is permitted by Law or by this Agreement) of the following precedent conditions (“Precedent Conditions for Buyer”):

(i)                                         The Parties must obtain CADE’s Approval, without restrictions, to perform the Transaction, and such approval shall be valid and definitive (not subject to appeal) pursuant to the Law;

(ii)                                     No Law shall be in effect on the Closing Date prohibiting the conclusion of the Transaction and/or having the effect of rendering the Closing Acts illegal or otherwise prohibiting its consummation;

(iii)                                 The representations and warranties provided by Sellers, including with respect to Redentor, shall be true, valid, sufficient, complete and correct in all material respects at the Closing Date, provided that the Fundamental Statements shall be true, valid, sufficient, complete and correct in all respects on the Closing Date;

(iv)                                  None of the acts listed in Clause 9.1 shall have been performed unless previously approved in writing by Buyer;

(v)                                      The Reorganization shall have been fully completed, upon proven completion of the acts indicated in the definition of “Reorganization” and subject to the provisions of Clause 3.1, without any exception to corporate approvals or restrictions, including (i) the registration of the corresponding corporate acts before the competent government authorities; (ii) the publication of the corporate transformation act, pursuant to the Brazilian Corporate Law; and (iii) the opening of Redentor’s corporate books, pursuant to Brazilian Corporate Law;

(vi)                                  Sellers and/or Redentor may not have breached the terms of this Agreement in any form;

(vii)                              Up to, and including, the Closing Date, a Demand involving Redentor, UniRedentor and/or Sellers in an amount equal to or greater than ten million reais (R$ 10,000,000.00) may not arise;

(viii)                          There shall not have been, as of this date, any of the events listed below that have not been remedied by Sellers until the date of Closing Notice by Sellers to Buyer:

(a)                                          failure of Redentor and/or UniRedentor to comply with the requirements provided for applicable law on this date for joining ProUni and maintaining the benefits granted to Redentor that may reasonably lead to the disqualification or non-renewal of Redentor’s accreditation with ProUni or loss of benefits granted by it (including, but not limited to, compliance with Law No. 11,096, Law No. 12,431, MEC Normative Ordinance No. 18, MEC Normative Ordinance No. 18 and RFB Normative Instruction No. 1.394, as well as compliance with the terms of adhesion entered into by the respective companies and the obligation to make the number of scholarships required available to meet POEB);

(b)                                          failure of Redentor and/or UniRedentor to comply with the requirements provided for applicable law on this date for joining FIES and maintaining such membership that may reasonably lead to the disqualification or non-renewal of Redentor’s accreditation or loss of benefits granted by it (including, but not limited to, compliance with Law No. 10,260, Law No. 12,202, MEC Normative Ordinance No. 8, MEC Normative Ordinance No. 10 and MEC Normative Ordinance No. 1, as well as compliance with the joining terms for the respective companies);

(c)                                           denial by formal act by MEC of any request for re-accreditation by Redentor due, directly or indirectly, to any act, fact or omission relating to Sellers;

(d)                                          receipt of formal notice from MEC communicating the loss of more than 30 medical school places;

(e)                                           failure to submit the re-accreditation protocols of higher education institutions maintained by Redentor to MEC within the timeframes required by applicable law; and

(f)                                               failure to submit protocols for authorization and recognition requests (or recognition renewal) to MEC within the timeframes required by applicable law regarding on-site and distance learning courses already offered by higher education institutions maintained by Redentor.

(ix)                                  All Consents must have been obtained;

(x)                                       The transfer of all CACI assets needed to conduct the Redentor’s activities, as in Annex 5.1(x) should have been done or completed by means of purchase and sale agreement to be signed between the Redentor and CACI.

5.2                            Precedent Conditions to Sellers. Sellers’ obligation to sell and transfer all the Shares to Buyer on the Closing Date is subject to full satisfaction (or waiver, as the case may be, at the sole discretion of Sellers and to the extent that waiver is permitted by Law or by this Agreement) of the following precedent conditions (“Precedent Conditions for Sellers”):

(i)                                         The Parties must obtain CADE’s Approval, without restrictions, to perform the Transaction, and such approval shall be valid and definitive (not subject to appeal) pursuant to the Law;

(ii)                                     No Law shall be in effect on the Closing Date prohibiting the conclusion of the Transaction and/or having the effect of rendering the Closing Acts illegal or otherwise prohibiting its consummation; and

(iii)                                 The representations and warranties provided by Buyer shall be true, valid, sufficient, complete and correct as of the Closing Date; and

(iv)                                  Buyer may not have breached the terms of this Agreement in any way.

5.3                            Waiver of Precedent Conditions. No Party may waive the Precedent Conditions set forth in Clauses 5.1(i), 5.1(ii), 5.2(i) and 5.2(ii). Precedent Conditions set forth in Clauses 5.1(iii) to 5.1(x) may only be waived by Buyer. Precedent Conditions set forth in Clauses 5.2(iii) and 5.2(x) may only be waived by Sellers.

5.3.1                  The waiver, in whole or in part, at any time, and at the sole discretion of either Party, of any of the foregoing Conditions shall not constitute or be construed as:

(i)                                 a waiver or limitation to any of the rights under this Agreement, including a Party claiming indemnity for a Loss that may arise from a breach and/or non-compliance with any of the Precedent Conditions by the other Party, except for the Precedent Condition object of the resignation, insofar as the Closing has occurred without its observance;

(ii)                             waiver of the other Party as to its obligation to perform, even after the Closing Date, all acts or take all necessary steps to effectively comply with the Precedent Condition that has been waived, provided that within its capacities, after the Closing Date, Sellers will have transferred the Redentor Shares to Buyer and waived their managerial positions, and therefore have no interference with Redentor and UniRedentor; or

(iii)                         limitation of the right of either Party to seek remedies applicable in the event of breach of this Agreement.

5.4                            Closing notice. Upon compliance (or waiver, as the case may be) of the Precedent Conditions, Sellers shall send a notice to Buyer informing Buyer of the fulfillment of the Precedent Conditions upon submission of supporting documentation (“Closing Notice”). Within up to 15 days as of the receipt of the Closing Notice by Buyer, Buyer may respond to the Closing Notice by informing whether or not it agrees to the satisfaction of the Precedent Conditions, and it is certain and agreed that Buyer’s silence during such period shall be construed as its agreement. Closing will occur: (i) on the last Business Day of the current month, if Buyer has submitted its response to the Closing Notice at least 5 Business Days prior to the end of the current month (or the 15-day term has been elapsed without its express notice at least 5 Business Days prior to the end of the current month, as applicable); or (ii) on the last Business Day of the following month, if Buyer has submitted its response to the Closing Notice less than 5 Business Days in advance of the current month’s close (or the 15-day term has been elapsed without its express notice less than 5 Business Days prior to the end of the current month, as applicable); or (iii) any other day mutually agreed upon by the Parties (“Closing Date”) to perform the Closing Acts. Any dispute between the Parties as to whether or not the above Conditions are met shall be settled through the dispute settlement mechanism provided for in Chapter 20 of this Agreement.

5.4.1                  Notwithstanding Clause 5.4, provided that all of the Precedent Conditions for Sellers have been met (or waived by Sellers, as applicable), Buyer may, at any time, notify Sellers by informing them of their compliance or waiver of the Precedent Conditions for Buyer upon presentation of supporting documentation, which shall represent Buyer’s agreement to Buyer’s Precedent Conditions, in which case the Closing Date shall be: (i) the last Business Day of the current month, if Buyer has sent its notice under this Clause at least 5 Business Days prior to the end of the current month; or (ii) the last Business Day of the following month, if Buyer has sent its notice under this Clause less than 5 Business Days prior to the end of the current month.

5.5                            Deadline. All Precedent Conditions shall be fulfilled (or waived by Buyer) within 180 days as of this date (“Deadline”), and if at the end of the Deadline the only Precedent Condition pending is the completion of the Reorganization, the Deadline may be extended at the sole and exclusive discretion of either Party for an additional period of 3 months. If the Precedent Conditions are not fully met by the end of the period provided for in Clause 5.5, this Agreement may be terminated unilaterally by Buyer or by Sellers.

6                                      CLOSING ACTS

6.1                            Closing Acts. Subject to the provisions of Clause 5 above and provided that the Estimated Net Indebtedness has been delivered, the Parties undertake to perform the following acts and to sign or deliver the following documents (“Closing Acts”) at the lawyer offices of Sellers, located at Avenida Presidente Wilson, nº 231, 27º andar, Centro, in the City and State of Rio de Janeiro, on the Closing Date:

(i)                                         Bookkeeping in the Nominative Shares Registration Book and in the Redentor’s Nominative Share Transfer Book. The Parties will bookkeep the Shares on behalf of Buyer in the Register of Nominative Shares and sign the respective transfer terms in the Register of Transfer of Nominative Shares to formalize the transfer of the Shares to Buyer;

(ii)                                     Resignation of Redentor’s administrators. Sellers shall deliver the waiver term(s) of the Redentor administrator(s) to Buyer substantially in the form of the waiver terms set forth in Annex 6.1(ii);

(iii)                                 Payment upon Closing. Buyer shall make the Closing Payment to Sellers pursuant to Clause 4.1(i);

(iv)                                  Power-of-attorney. Redentor will grant, in favor of representatives appointed by Buyer, a public power-of-attorney for the purposes of (a) Redentor’s management; and (b) representation of Redentor before financial institutions, in the form of the draft contained in Annex 6.1(iv);

(v)                                      Closing Term. The Parties will enter into a Closing Term, substantially in the form of Annex 6.1(v), pursuant to which the Parties: (a) will acknowledge the fulfillment (or waiver, as the case may be and to the extent that waiver is permitted by Law or by this Agreement) of the Foregoing Conditions, (b) will confirm the representations and warranties provided by Sellers, including with respect to Redentor, shall be true, valid, sufficient, complete and correct in all material respects at the Closing Date, provided that the Fundamental Statements shall be true, valid, sufficient, complete and correct in all respects on the Closing Date; (c) will confirm that the representations and warranties provided by Buyer shall be true, valid, sufficient, complete and correct as of the Closing Date; and (d) confirm the practice of Closing Acts and the Closing conclusion. In addition, Sellers will declare to Buyer: (x) having nothing to charge, demand or claim from Redentor in respect of the period in which they acted as its partners or administrator; and (y) that there is no Redemptor’s relationship or obligation with Related Parties on the Closing Date, or, if any, that Buyer is fully aware of this fact.

6.1.1                  Unit of Closing Acts. The Transaction shall be concluded upon the fulfillment and execution of all Closing Acts, which shall be considered, for all legal purposes and effects, as carried out and executed simultaneously. The Parties will only be required to perform any of the Closing Acts to the extent that all other Closing Acts are performed pursuant to this Agreement. In the event that any Closing Act is no longer practiced and performed pursuant to this Agreement, all Closing Acts eventually practiced shall be deemed to be absolutely ineffective and having no effect between the Parties and each Party shall be required to perform, immediately, any and all acts required to undo the executed Closing Acts and revert the right to the status quo ante.

6.1.2                  Refusal to Closing. If all of the Precedent Conditions are met or waived (as allowed under the law or this Agreement) and either Party for any reason withdraws or refuses to perform any of the Closing Acts or does not appear to perform the Closing Acts pursuant to this Agreement, the defaulting Party shall be required to pay the other Party a non-compensatory fine of twenty million reais (R$ 20,000,000.00), without prejudice to indemnity for Losses arising from such default and the right of the Innocent Party to require specific execution of this Agreement for the conclusion of the Transaction and the practice of Closing Acts, which is expressly authorized by the Parties.

6.1.3                  The Parties undertake to sign any documents, perform any acts and provide any information required to comply with this Agreement or any requirements presented by any Governmental Authorities, including forms of the Rio de Janeiro State Board of Trade and of the Brazilian Federal Revenue Service.

7                                      REPRESENTATIONS AND WARRANTIES OF SELLERS

7.1                            Representations of Sellers. Sellers jointly and severally provide Buyer the following representations and warranties, which they warrant to be true, valid and correct on this date and to be true, valid and correct on the Closing Date:

7.1.1                  Redentor’s Existence and Regularity. Redentor was duly incorporated, is validly existing and regular in accordance with the Laws of the Federative Republic of Brazil, has full powers and legal authorizations to carry out its activities, and has the proper enrollments, licenses and records before MEC required to conduct its higher education activities as and to the extent they have been conducted to date, as well as to own, use and dispose of their assets and properties in accordance with applicable Laws, and for the implementation of the Transaction.

7.1.2                  Capacity, Legitimacy and Authorization. Except as approved by CADE, Sellers and Redentor have full rights, ability and power, under the terms of Law, to enter into and formalize this Agreement, and to fully comply with the obligations hereunder, having taken all measures and obtained all corporate and other authorizations necessary to authorize the execution of this Agreement and to implement the operations provided herein, as well as to fulfill all obligations assumed herein.

7.1.3                  Binding Effect. This Agreement is validly entered into and constitutes a legal, valid and binding obligation of Sellers and Redentor, enforceable against them under its terms and conditions.

7.1.4                  Lack of Violation and Consent. The signing and performance of this Agreement by Sellers and Redentor: (i) are not contrary nor result in violation or are in default or delinquency regarding any provision of law or the agreement to which any of Sellers and/or Redentor are subject (or generating anticipation of termination of such obligations or just cause for termination of such agreements), or any judgment, warrant, order or permit; (ii) do not affect the ownership or possession of assets or rights held by any of the Sellers and/or of Redentor; and (iii) except for CADE’s Approval, do not require and will not require prior or subsequent consent, approval or authorization of any Governmental Authority or any third party.

7.1.5                  Associate members of Redentor and Powers. Non-existence of Impediments. Sellers are directly the sole associate members of Redentor, and there is no defect (of ownership or otherwise) that could impair or invalidate the Transaction and transfer of the Shares to Buyer. All corporate acts and other procedures that shall be performed by or on behalf of Sellers or Redentor to authorize them to enter into and comply with this Agreement have been duly and properly performed and this Agreement has been duly executed and formalized by Sellers and Redentor, constituting a valid and binding obligation of Sellers and Redentor, enforceable against them in accordance with its terms. Signing this Agreement and complying with all its terms and conditions shall not violate or will not violate any contract, document or agreement to which Sellers or Redentor are parties, nor violate any provision of the Law or any rule issued by regulatory bodies. There is no advance for future capital increase on this date or in the Closing Date at Redentor.

7.1.6                  Redentor and Ownership Interest. Redentor does not hold any equity interest in other companies in the Federative Republic of Brazil or abroad, directly or indirectly, nor the right to acquire equity interest in any legal entity, whether a business or otherwise, or associations and, in the Closing Date, Redentor shall not hold equity interests in other companies, whether businesses or otherwise, or associations, in the Federative Republic of Brazil or abroad, directly or indirectly, nor the right to acquire equity interest in any legal entity.

7.1.7                  Violation of Statutory and Legal Provisions. Signing this Agreement and complying with all its terms and conditions shall not violate or will not violate any contract, document or agreement to which Sellers and/or Redentor are parties, nor violate any provision of the Brazilian Law, any standard issued by regulatory bodies or any provision contained in Redentor’s founding and corporate documents. The formalization and completion of the transactions provided herein do not affect and will not affect any rights, assets or liabilities of Sellers, Redentor and/or UniRedentor and do not constitute and will not constitute any breach of obligations of Sellers and/or Redentor. Annex 7.1.7 lists the agreements entered into by Redentor that contain provisions regarding the need for the prior written consent of the other party for the transaction contemplated in this Agreement, which consents (“Consents”) will be obtained in due course in the form of this Agreement.

7.1.8                  Share capital. Except in the context of Reorganization, there are no contracts or adjustments of any kind requiring Redentor to issue equity interests, shares and/or securities. Furthermore, there are no pending options of any kind with respect to the share capital of Redentor, nor rights of any person to subscribe for or acquire equity interests issued by Redentor or any other right related to Redentor. Upon completion of the Reorganization and until the Closing Date, there will be no contracts or adjustments of any kind requiring Redentor to issue new equity investments, shares and/or securities. Furthermore, there are no pending options of any kind with respect to Shares issued by Redentor, nor rights of any person to subscribe for or acquire equity interests issued by Redentor or any other right related to Shares.

7.1.9                  Shareholders’ or Partners’ Agreements. There are no and will not be no shareholders’ agreements, partners’ agreements, voting agreements or other para-social agreements with respect to Redentor or its business.

7.1.10           Fraud against Creditors. Signing and enforcing the Agreement does not constitute fraud against creditors or performance fraud. Sellers and Redentor are solvent and own sufficient assets to meet all their obligations and will not be subject to insolvency by signing and performing the Agreement.

7.1.11           Subsidiaries and branches. Except for Redentor Branches, Redentor does not have any other branches, subsidiaries in Brazil and abroad, and do not hold, directly or indirectly, an interest in any other entity or the right to acquire an interest in any entity.

7.1.12           Existence and Regularity of Redentor Branches. The Redentor Branches were duly incorporated, are validly existing and regular in accordance with the Laws of the Federative Republic of Brazil, having full corporate and legal powers and authorizations to carry out their activities, as and to the extent they were conducted to date at the Normal Course of Business, as well as to own, use and dispose of its assets and properties, pursuant to applicable Laws, and for the implementation of the Transaction. As of the Closing Date, Redentor Branches shall continue to be duly incorporated, validly existing and regular in accordance with the Laws of the Federative Republic of Brazil, have full corporate and legal powers and authorizations to carry out their activities, as and to the extent that they were conducted to date in the Normal Course of Business, as well as to own, use and dispose of its assets and properties, pursuant to applicable Laws.

7.1.13           Corporate Documents. All corporate documents (including minutes of partners’ meetings, partners’ resolutions, board meetings, callings, records, books, etc.) of Redentor, and documents referring to the ownership of Shares (as applicable), will be complete and current and have complied with and, until the Closing Date, will continue to comply with the Law, being duly registered or endorsed by the relevant Government Authorities, if required by Law.

7.1.14           Corporate Operations. All acquisition or corporate reorganization transactions or agreed transactions to date have not violated (or will violate) any applicable law and were (or will be) implemented without significant costs or Burdens relevant to Redentor and/or Buyer. Such operations do not result (or will not result) in any Indebtedness, Loss or relevant Burden to Redentor or to the activities of UniRedentor, as currently performed.

7.1.15           Financial Statements, Books and Accounting Records. Redentor’s financial statements, accounts, books, financial records, balance sheets, which are attached to this Agreement as Annex 7.1.15 (“Financial Statements”) are in accordance with Brazilian Accounting Principles and with applicable law, faithfully reflecting, in all material respects, the reality of the facts and the accounting and financial position of Redentor and its businesses as of the date they were produced, as provided by law. The Financial Statements adequately reflect, disclose and consider, in all material respects and in accordance with Brazilian Accounting Principles: (i) all Redentor’s liabilities; (ii) obligations in general; (iii) all doubtful or uncertain receivables; (iv) all Taxes chargeable and applicable to Redentor; and (v) amounts due to Redentor’s suppliers, including additions and penalties. No amount has ever been paid by Redentor to Redentor’s partners (including distribution of profits, interest on own capital, capital reduction or other forms of value destruction) without the preparation, signing and duly register of the corresponding corporate documentation before the competent Board of Trade. The Financial Statements have been prepared in accordance with Brazilian Accounting Principles and pursuant to applicable law, and faithfully reflect, in all material respects, the reality of the facts and the accounting and financial position of Redentor on their respective base date.

7.1.15.1.            Accounts Receivable. Redentor’s accounts receivable reflected in the Financial Statements and all accounts receivable after that date: (i) derive from the provision of regular services, within the normal course of their respective business or activities; (ii) are legal, valid and binding obligations of the respective debtors and, except for allowances for doubtful accounts, enforceable in accordance with its terms; (iii) are not subject to any right of indemnity or dispute; (iv) may be fully charged in the ordinary course of business of their respective businesses or activities in a manner consistent with the past practice at the amount recorded in the Financial Statements, net of any reserves reflected in the Financial Statements, except for allowances for doubtful accounts (observing that, to the extent of this usual practice, Sellers are not liable for non-receipt of such accounts receivable); and (v) they were not pledged as collateral to any creditor of Redentor or any Related Party of Redentor.

7.1.16           Lack of Substantial Changes. As of September 30, 2019 to the present date, except for changes that have been implemented under the partial spin-off provided for in the Corporate Reorganization, pursuant to Annex A, including the transfer of real estate, and as provided for in Annex 7.1.16 and in this Agreement: (i) there were no adverse changes outside the Normal Course of Business relevant to the financial, operating, legal and accounting situation of Redentor and UniRedentor; (ii) Redentor: (a) has not engage in capital investments outside the Normal Course of Business; (b) has not had any substantial cancellation or waiver of any claim or right to the amounts, or any sale, transfer, assignment, distribution or other disposal of any asset, except those arising in the ordinary course of its activities; (c) has not made any material change in its accounting policy or in the maintenance of the accounting books or accounting practices; (d) has not assumed, except for liabilities incurred in the normal conduct of its business, any disbursement obligation or liability after the Closing Date, including, but not limited to, any liability for breach or termination of any relevant agreement; (e) has not made any sale or other disposal of any assets other than those provided for in the normal conduct of its activities; (f) has not contracted a new loan and/or Indebtedness or extended and/or used any new or previously existing credit facility and/or Indebtedness with any financial institution and/or any Third Party; (g) has not made any remission, forgiveness or any unilateral termination of any claims held by Redentor against its Partners, Sellers, employees, service providers and/or any Third Party other than UniRedentor students or alumni (and, even for students or alumni, there was no remission or forgiveness of debts performed outside Redentor’s Normal Course of Business in accordance with past practice); and (h) has not donated, assigned, and/or transferred, for free, any assets, rights, and/or any other type of assets owned by

Redentor to any of its partners, associates, employees, service providers and/or any Third Party.

7.1.17           Assets. Redentor owns the legitimate and non-precarious ownership and possession of the Assets. Except as provided for in Annex 7.1.17, all Assets owned by or used by Redentor on the Closing Date for the development of UniRedentor’s activities are free and clear of any Burden or proceeding (judicial, administrative or arbitral) of any nature, and are adequate and sufficient for UniRedentor to conduct its activities in the Normal Course of Business.

7.1.18           General Agreements and Commitments. Existing contracts, agreements, commitments or instruments signed by Redentor: (i) were executed into in Redentor’s normal course of business; (ii) are in compliance with the Law and are valid, effective and enforceable with respect to Redentor and respective counterparts; (iii) are being complied with in all material respects by Redentor, provided that Redentor has not breached any obligation arising therefrom or provided for therein; (iv) to the best of the Sellers’ knowledge, are being complied with by the other contracting parties, who have not breached any obligation arising therefrom or provided for therein; (v) do not generate any lien, pledge, mortgage or other collateral on Redentor’s assets. There is no act committed by the Sellers or by Redentor that: (a) entails the termination or early maturity of any Agreement of Redentor; (b) compromises the receipt, by Redentor, of outstanding amounts under any agreements of Redentor (except for the default of UniRedentor students in the Normal Course of Business); or (c) restricts the fulfillment and/or renewal of any Agreement of Redentor.

7.1.19           Agreements with Related Parties. Except for the agreements indicated in Annex 7.1.19, there are no agreements or operations in effect between Redentor on the one side and the Sellers or Related Parties of the Sellers on the other side. There are Related Parties engaged as employees or service providers of Redentor, the gross monthly compensation of which is described in the aforementioned Annex. All expenses and payments referring to operations with Related Party referred to in this Clause relating to periods covered in the Financial Statements are reflected in the Financial Statements.

7.1.20           Hospital Agreements. Redentor complies with all standards issued by Brazil’s Ministry of Education (MEC) and any other Governmental Authority (including but not limited to the required number of beds at hospitals listed as participating provider organizations), including with respect to an agreement with a teaching hospital, to serve Redentor’s medical program. In addition, the Sellers acknowledge and represent that all of these agreements have been duly enforced and are valid, in effect and enforceable in accordance with their respective terms. All Hospital Agreements entered into by Redentor are described in Annex 7.1.20, and none of Redentor’s Hospital Agreements has any prior authorization from any Person or Governmental Authority for the implementation of the Operation, including the Reorganization and the transfer of the Shares covered herein, under the herein.

7.1.21           Market restrictions. Except for the psychoanalysis courses, there is no and there has never been any limitation (contractual or otherwise) upon Redentor and its business dealings, to Redentor’s right to freely develop its operations and/or business and to compete with any Person or to have UniRedentor freely compete with any Person.

7.1.22           Litigation. (i) Except as set forth in Annex 7.1.22, there are no claims, lawsuits, judicial or arbitral processes, administrative processes, audits, proceedings or investigations of any kind, including but not limited to those of a civil, labor, tax, social security, criminal or environmental nature, whether under way or imminent, against or involving Redentor or its officers, representatives or employees, or any of Redentor’s property, assets or rights; additionally, there are no orders, mandates, injunctions or decrees currently in effect vis-à-vis Redentor or its officers, representatives or employees regarding the conduct of its business or activities; and (ii) are no claims, lawsuits, judicial or arbitral processes, administrative processes, audits, proceedings or investigations of any kind, including but not limited to those of a civil, labor, tax, social security, criminal or environmental nature, whether under way or imminent, against or involving Redentor or its officers, representatives or employees, or any of Redentor’s property, assets or rights; additionally, there are no orders, mandates, injunctions or decrees currently in effect vis-à-vis Redentor or its officers, representatives or employees regarding the conduct of its business or activities;

7.1.23           Insurance. The insurance contracted by Redentor regarding Assets and risks related to its business, listed in Annex 7.1.23, is currently in effect.

7.1.24           Joint Ventures or Partnerships. Redentor does not possess and will not possess, directly or indirectly, any shareholdings or ownership interest in any company, partnership, association, trust, partnership or joint venture, and does not maintain any agreement for the acquisition of any shareholdings or equity interest.

7.1.25           Taxes. No audit, administrative or judicial action, or other pending administrative or judicial issues are currently under way or pending with respect to any Taxes owed by Redentor and/or UniRedentor.

7.1.26           Installment programs. Redentor is not a party to any installment plan for the payment of Taxes with the competent Governmental Authorities at any level of government (municipal, state or federal). All tax returns/statements due by Redentor have been duly filed with Governmental Authorities.

7.1.27           Regulatory. Redentor and UniRedentor comply in all material respects and there is no breach by Redentor and/or UniRedentor regarding the relevant regulations and requirements of any Governmental Authority regarding their respective activities. Redentor and UniRedentor are not party to any notice of infraction from any Governmental Authority, any Consent Agreement or any other similar document, in force or under negotiation with a Governmental Authority, involving Redentor and/or UniRedentor, and the Sellers have no knowledge of any intention of a Governmental Authority to impose restrictions, sanctions or require Redentor and/or UniRedentor to enter into Consent Agreements (or similar documents).

7.1.27.1. Operational Regulatory Standards. There is no material breach by Redentor or UniRedentor with respect to MEC regulations and requirements; (ii)

there are no relevant regulatory irregularities that may result in reduced offer of places, restrictions on student enrollment, cancellation of courses or disaccreditation; (iii) Redentor and/or UniRedentor are not party to any notice of infraction from MEC or any term to remedy deficiency, Consent Agreement or any other term of open commitment or remedy or similar document, in force or under negotiation with MEC, involving Redentor and/or UniRedentor; (iv) there is no breach on the part of Redentor or UniRedentor regarding the compliance regulations that impact the following: (a) its participation in FIES and its maintaining of such participation (including, but not limited to, compliance with Law 10260, Law 12202, MEC Normative Ruling 8, MEC Normative Ruling No. 10 and MEC Normative Ruling 1, as well as compliance with the terms of participation entered into by the respective companies); and (b) its participation in ProUni and its maintaining of the benefits grants thereby to Redentor and/or UniRedentor (including, but not limited to, compliance with Law 11096 and Law 12431, MEC Normative Ruling No. 18 and Normative Instruction RFB 1394, as well as compliance with the terms of participation entered into by the respective companies, the POEB, and the socioeconomic criteria for granting scholarships and meeting the minimum grades required by the courses); (v) requests for recognition of UniRedentor courses and course authorizations pending on this date have been materially and timely filed, including all documentation required by MEC; (vi) the courses taught by UniRedentor meet all the requirements of MEC, the National Education Council, INEP, and other competent Governmental Authorities; (vii) UniRedentor is duly accredited to teach classroom-based and distance-education courses; (viii) In the last three (3) years, UniRedentor has not obtained an unsatisfactory grade (scores 1 and 2) in the General Index of Courses (IGC); (ix) Redentor and/or UniRedentor are not aware of, and have not been cited or notified of any course oversight processes that are active with MEC; (x) partnerships with third parties entered into by Redentor and/or UniRedentor for the purpose of offering higher education in the distance-education modality were made with partners apt to conduct their business in accordance with applicable law; (xi) Redentor and UniRedentor fulfill the necessary requirements for categorization as a “faculdade” and/or “centro universitário”, as applicable; (xii) Redentor and UniRedentor meet the accreditation requirements set forth in Decree 9235 of December 20, 2017, as amended, including but not limited to corporate acts attesting to their existence and legal capacity, sufficient shareholder equity to maintain the institution, and financial statements attested by competent professionals; (xiii) there are no open sanctions imposed by MEC on Redentor and/or UniRedentor; and (xiv) in distance-education courses, Redentor and UniRedentor perform the following activities required by applicable law: (a) student evaluations; (b) mandatory internships, when provided for in the relevant legislation; (c) defense of capstone project, when provided for in the relevant legislation; and (d) activities related to teaching laboratories, where applicable. Additionally, Redentor and UniRedentor are legally and duly enrolled in the ProUni and FIES programs, complying with all rules applicable to FIES, and Redentor and UniRedentor have not breached or violated any rule that could lead to the exclusion of Redentor and/or UniRedentor from FIES.

7.1.28           Courses. Annex 7.1.28 contains a complete and current list of all courses offered by UniRedentor.

7.1.29           Number of students. As of September 30, 2019, UniRedentor had 8,828 (eight thousand, eight hundred twenty-eight) duly enrolled students, of which 511 (five hundred eleven) students enrolled in the medical program, in both cases disregarding students with suspended enrollment. On September 30, 2019, the Annex 7.1.29(a) provides: (i) the list of matriculated students, including new students and re-enrolled students, detailed per academic year; (ii) the list of scholarships and discounts granted; and (iii) the policies on tuition. Annex 7.1.29 (b) contains the amount of tuition fees per year per undergraduate program offered by UniRedentor. Annex 7.1.29 (c) contains the number of places per year of undergraduate programs. Annex 7.1.29 (d) contains the quantity, amounts and criteria for the granting of discounts and scholarships by UniRedentor. On this date, UniRedentor has one hundred twelve (112) places in the medical program.

7.1.30           Intellectual property and copyright. Redentor’s trademarks, logos, Internet domains and industrial property expressions, as listed in Annex 7.1.30, are duly registered or filed with the National Industrial Property Institute or at Registro.br, as the case may be, are free and clear of any Encumbrance, without opposition from Third Parties or any Governmental Authority, under the same conditions currently in force, without any Encumbrance or burden to Redentor. The rights over intellectual property, software, copyrights, or other materials developed (or under development): (i) by Redentor, or (ii) on behalf of Redentor, belong exclusively to Redentor, which has fully paid all amounts due thereby as consideration for such rights and materials. Redentor does not hold patents, logos, or registered expressions (or in the process of registration) with the National Institute of Industrial Property.

7.1.31           Real estate. Annex 7.1.31(a) to this Agreement contains a complete table of all Operational Properties where UniRedentor’s classroom-based operations and activities are conducted, except for distance-education activities, which are developed in conjunction with the partners listed in Annex 7.1.31(b). Except for the properties listed in Annex 7.1.31(a), Redentor does not own the properties; the properties are leased to Redentor, being free of any Encumbrance and in good standing under the Law, in the same conditions currently in force, without any Encumbrance or burden to Redentor. Additionally, on the Closing Date, there will be no Encumbrance on such properties. Each of the Operational Properties is in good standing and there is no Law, enacted any Governmental Authority, that precludes or prohibits the regular operation of UniRedentor’s operations at the Operational Properties used by Redentor, which are within the zoning, category, usage and other municipal and Government requirements applicable to the use of the Operational Properties for UniRedentor’s activities.

7.1.31.1.      Except for the wear and tear caused by the normal use thereof, each Operating Property has proper conditions for functioning and operation, appropriately equipped, and with the facilities, permits, licenses, permits and infrastructure necessary to conduct all of UniRedentor’s activities;

7.1.31.2.      To the best of Redentor’s knowledge, there is no bill of law for the alteration of zoning and/or usage category in the locality of the properties;

7.1.31.3.      Redentor has made all payments owed as a result of the use of the Operational Properties to date, and has fulfilled all its obligations regarding the possession and use of the Operational Properties;

7.1.31.4.      Redentor has not been cited or notified of any Lawsuit disputing the possession and/or use of the Operational Properties or requiring the release and/or delivery of any of the Operating Properties by Redentor; and

7.1.31.5.      There are no Lawsuits in progress in any way involving the ownership, possession and/or use of Operational Properties for the exercise of Redentor’s activities in a legal and valid manner.

7.1.32           Labor issues. Except as stated in Annex 7.1.32, there are no: (i) labor strikes, disputes, work stoppages, representative campaigns or work interruptions with respect to Redentor’s employees in progress; (ii) labor grievances or arbitration proceedings in progress, resulting from collective bargaining agreements or collective bargaining conventions to which Redentor is party; (iii) complaints of unfair employment practices in progress against Redentor; or (iv) collective bargaining agreements or other labor union agreements applicable to persons employed by Redentor. All Redentor employees are and have always been regularly registered as employees in Redentor’s books and records, along with their respective salaries/wages, all in accordance with applicable Laws and regulations, including payments under the Law established for certain professionals. Such employees are used strictly in the conduct of Redentor’s business and activities. All engagements, including cooperatives and third-party contractors are in strict compliance with the law. All persons classified by Redentor as independent contractors, or autonomous workers, meet and have met, in all respects, the requirements of the Law for such classification. There is no payment of any amount whatsoever owed to Redentor’s employees that have not been properly made or provisioned in the Financial Statements and that have not been compliant with the Law. All benefits granted by Redentor to its employees comply with the law, and there is no risk of integrating these benefits into employees’ salaries.

7.1.33           Labor benefit plans:

(i)                                 Annex 7.1.33(i) provides an accurate list of all Redentor employees.

(ii)                             Except for routine claims of benefits in the regular course of Redentor’s business, there are no ongoing claims or investigations with regard to any benefit plan by any participating Redentor employee or administrator, beneficiary or Governmental authority concerning the qualification or administration of any benefit plan and there are no grounds to foresee that any such claims will be filed.

(iii)                         Redentor has not been notified or cited in any claims against any benefit plan by any participating Redentor employee or administrator, beneficiary or government agency regarding the qualification or administration of any benefit plan, and there are no grounds to foresee that any such claims will be filed.

(iv)                          Redentor does not have and has never had a defined retirement benefit plan.

(v)                              Neither the entering into and formalization of this Agreement nor the sale of the Shares or any of the operations addressed herein shall terminate or alter or grant to any third party a right to terminate or alter the provisions or terms of any benefit plan (including employment contracts) and will not constitute a triggering event under any benefit plan (including employment agreements) that will result in any relevant payment (including contingent payments, severance payments, any bonuses, variable payments or any similar payments) that become due to any Redentor employees or administrators.

7.1.34           Consumer Defense. Redentor adequately meets all the requirements of consumer protection laws, and there are no acts, facts, omissions or circumstances that could represent material non-compliance with consumer protection legislation.

7.1.35           Environmental issues. Redentor complies with all current and applicable Environmental Laws, and is in compliance and in good standing with all respective requirements and limitations imposed by Environmental Laws or any Governmental Authority. As of this date, there are no ongoing or pending administrative or judicial audits or lawsuits with respect to environmental liabilities.

7.1.36           Licenses. Redentor has all the permits, licenses, grants, approvals, authorizations, certificates, permits, registrations, relevant receipts and including environmental records required under the Law and/or any Governmental Authority, required to conduct its business and activities, including MEC accreditation, licenses, and authorizations for all courses.

7.1.37           Anti-corruption law. The Sellers and/or Redentor, their subsidiaries and respective officers, representatives and employees, in any event, directly or indirectly, when acting on behalf of the Sellers and/or Redentor, from its incorporation to the Closing Date, have always complied with all Anti-Corruption Laws applicable thereto, including but not limited to applicable Brazilian anti-corruption laws, which prohibit any type of corruption, bribery or money laundering, and regulates gifts, gratuities and expenses paid to Governmental Authorities, lobbies, political donations and political contributions, have not committed any unlawful acts under Law 9613/98, nor have they: (i) offered, promised, made, paid, delivered or authorized any contribution, gift, object of value, payment, delivery, donation or any other improper advantage to a public official (including any representative of Governmental Authorities), to any third person related thereto, or to any person in circumstances in which they were aware or should reasonably be aware that all or part of such object of value, contribution, payment, gift or donation would be offered, delivered or promised, directly or indirectly, to a Person with the aim of: (a) influencing any act or decision of a Governmental Authority in the performance of its duties; (b) inducing a Governmental Authority to commit or omit any act that violates its legal duties; (c) securing an improper advantage; (d) inducing a Governmental Authority to influence or interfere with any act or decision of any government entity; or (e) assisting any of the Sellers and/or Redentor, as well as any of their subsidiaries or representatives, in obtaining or maintaining business for any of the Sellers and/or Redentor or any of their subsidiaries; (ii) financed, paid, sponsored or any other way subsidized practice of illegal action provided for in Anti-Corruption Law; (iii) frustrated, through arrangement, combination or any other means, competitive character of public bid procedure; (iv) prevented, disturbed or defrauded execution of any public bid procedure; (v) averted or sought to avert bidder by offering any type of benefit; (vi) obtained undue advantage or benefit, from changes or postponements of contracts entered into with public administration, without legal authorization, in the public bid notice or in respective contract instruments; (vii) manipulated the economic-financial balance of contracts entered into with public administration; (viii) hampered investigation or inspection of public agencies, entities or agents (including any representative of Governmental Authorities), or interfered with their operation, including in the ambit of the National Financial System’s regulatory agencies and inspection agencies; and/or (viii) have performed acts in violation of all applicable Brazilian anti-corruption legislation, including but not limited to the Anti-Corruption Act.

7.1.37.1.      None of Redentor’s officers, representatives and/or employees have conducted or initiated any internal investigation or made any voluntary or required disclosure to any Governmental Authority or similar entity with respect to any act or omission arising out of or in any way related to non-compliance with the Anti-Corruption Act. None of Redentor’s officers, representatives and/or employees has received any notice, requisition or service regarding any breach of the Anti-Corruption Act.

7.1.37.2.      None of Redentor’s officers, representatives and/or employees is currently a government official or employee of a Governmental Authority or entity controlled by a Governmental Authority (except for professors, who may — for example — hold positions of judges, prosecutors, police precinct chiefs or other public office or at public companies or Governmental Authorities).

7.1.37.3.      No government official or governmental authority is a shareholder currently directly or indirectly holding any ownership interest in Redentor.

7.1.38           FCPA statement. The Sellers and/or Redentor, its Affiliates and respective officers, representatives, employees, agents and/or any other persons acting in the name of the aforementioned Persons, in any case, directly or indirectly, when acting on behalf of the Sellers and/or Redentor, from the incorporation thereof to the Closing Date, have not: (i) offered, promised, paid or authorized payment in cash or any other valuables, directly or through other Persons, to: (a) any Government Official; or (b) any other Person with knowledge that all or part of the cash amount or any other valuables will be offered or given to a Government Official, in each case (a) and (b), with the aim of influencing any official action or decision of such Government Official, including the decision not to fulfill the responsibilities arising from the performance of his or her duties, or to induce the Government Official to exercise or her influence with any other Governmental Authority to affect or influence any official act; or (ii) have made or authorized any other Person to make any payments or transfers of amounts for the purpose or effect of bribing, accepting or receiving kickbacks or any other illegal or improper means of obtaining or withholding business. For the purposes of cases (a) and (b) above, any Person who has been informed of any of the following shall be deemed a Person having knowledge of any of the foregoing conduct, circumstances or outcomes: (i) of the existence of; or (ii) the high likelihood of such conduct, circumstances or results.

For the specific and exclusive purposes of Clause 7.1.38 above:

“Government Official” means any public or elected official or functionary, employee (regardless of hierarchy) and/or person acting on behalf of a federal, state or local government, including department, agency, local authority, government-owned enterprise, quasi-government enterprise, international public organization (such as the United Nations, World Bank, etc.) or political party outside Brazil, party official outside Brazil, or any candidate for political office. “Government Official” shall also be deemed to be administrators, employees (regardless of hierarchy) or persons acting on behalf of an entity that is funded largely through public appropriations or whose chief executives are appointed by a government.

“Governmental Authority” means any federal, state, municipal, or foreign government, international authority (including, in each case, any central bank, tax authority or monetary authority), government agency, authority, division, or department, the government of any prefecture, state, province, country, municipality, county, or other political subdivision, any government body, authority, council or commission, or any local authority or official acting in the performance of its functions at any of the foregoing entities, including any court (judicial or arbitral), or committee that performs any executive, legislative, judicial, regulatory or administrative function of the government.

7.1.39           Reorganization. Upon implementation of the Reorganization, Redentor shall continue to be UniRedentor’s maintainer and sole and legitimate owner and/or holder of all Assets, in a peaceful and uncontested manner, absolutely free and clear of any Encumbrances, with all rights inherent thereto and with all that they represent. Upon completion of the Reorganization, Redentor will have equal costs and expenses with respect to UniRedentor at the Closing Date if the Reorganization was not implemented and if it is for-profit, subject to UniRedentor’s Normal Course of Business.

7.1.40           Discrimination, Child Labor or Forced Labor, Harassment, and Crime against the Environment. To the best of their knowledge, there is no administrative proceeding in progress or sanctioning administrative final decision against Redentor, the Sellers and/or their respective associates, officers and/or administrators, issued by a Governmental Authority, due to the practice of acts that entail discrimination of race or gender, child labor or forced labor, and/or ongoing legal proceedings or a convicting final judgment, handed down as a result of any such acts, or of other acts that characterize sexual harassment or workplace bullying, or that entail any crime against the environment.

7.1.41           No Payments to Third Parties by the Operation. No payments, expenses or any amounts (including success fees and payments of a similar nature) shall be owed by the Buyer or Redentor, for any obligation assumed by the Sellers or Redentor pursuant to this Agreement, the Closing, or in any way involving the Operation.

7.1.42           Federal Constitution. None of the prohibitions set forth in Federal Constitution of Brazil, article 54, items I and II are in place at Redentor.

7.1.43           Severability. Each of the representations and warranties hereby made by the Sellers and/or Redentor are independent and autonomous in nature, but must be interpreted in a systematic manner with respect to any other representations, warranties, terms or conditions contained in this Agreement.

7.1.44           Disclosure. All disclosures and representations made by the Sellers in each annex to this Agreement are made in general and in light of all representations and warranties contained herein, and none of these disclosures refer solely to a specific Clause, representation or warranty.

7.1.45           Party Affiliation. As of this date, the Sellers are not affiliated with any political party, and Sellers and/or Redentor are not directly or indirectly involved in political campaigns, whether in the form of party affiliation, sponsorship, incentive, donation, funding or any other type of financial disbursement to political parties or political entities.

7.1.46           Non-existence of other representations and warranties. Except for the representations and warranties contained in this Agreement, the Sellers make no other representations or warranties of any kind or nature, express or implied, to the Buyer.

8                                      BUYER’S REPRESENTATIONS AND WARRANTIES

8.1                            Buyer’s representations. The Buyer provides representations and Warranties to Sellers in good faith and they warrant to be true, valid and correct on this date and will be true, valid, sufficient, complete and correct on the Closing Date:

8.1.1                  Establishment and status. The Buyer is a company duly incorporated and validly existing in accordance with Brazilian Laws and registered with EIN by the Ministry of the Economy. The Buyer has full authority, capacity and legitimacy to assume and comply with all obligations under this Agreement.

8.1.2                  Legitimacy and Authorization. All corporate acts and other procedures that must be performed by or on behalf of the Buyer to authorize the Buyer to enter into and comply with this Agreement have been duly and properly performed, and this Agreement has been duly executed and formalized by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with the provisions set forth herein. The signing this Agreement and compliance with all of the terms and conditions set forth herein do not violate and will not violate any contract, document or agreement to which the Buyer is a party, nor will they violate any provision of Brazilian Law, any rule issued by regulatory agencies, or any provision contained in the Buyer’s Articles of Incorporation.

8.1.3                  Lack of Violation and Consent. The signing and execution of this Agreement: (i) are not contrary to, nor will they result in a breach or default or delinquency regarding any legal or contractual provision to which the Buyer is subject (nor will it lead to the early expiration of such obligations or just cause for termination of any such Agreements), nor of any judgment, mandate, order or permit; (ii) shall not affect the ownership or possession of assets or rights held by the Buyer; and (iii) other than Approval by the Administrative Council for Economic Defense (CADE), do not require and will not require prior or subsequent consent, approval or authorization of any Governmental Authority..

8.1.4                  Financial capacity. The Buyer has the financial capacity, either by its own funds or available lines of credit, to pay the Acquisition Price and to comply with all of its payment obligations under this Agreement.

8.1.5                  No Payments to Third Parties by the Operation. The Seller shall not be liable to any Third Party for any payments, expenses or any amounts (including success fees and similar payments) assumed by the Buyer pursuant to this Agreement, the Closing, or in any way involving the Operation.

8.1.6                  Non-existence of other representations and warranties. Other than the representations and warranties contained in this Agreement, the Buyer makes no other representations or warranties of any kind or nature, whether express or implied, to the Sellers and Redentor.

9                                      CONDUCTING BUSINESS

9.1                            Conducting UniRedentor’s Business. The Sellers undertake, starting from this date and until the Closing Date (“Transition Period”), to conduct Redentor and UniRedentor in accordance with the Normal Course of Business, and not to practice, and to ensure that Redentor and UniRedentor do not practice any of the following acts, involving or relating to Redentor or UniRedentor, unless previously authorized in writing by the Buyer (subject to applicable Competition Laws) or in connection with the performance of an obligation under the Law or in this Agreement (including the Reorganization):

(i)                                   any amendment of the agreements or Articles of Incorporation, except for the realization of the Reorganization;

(ii)                               transfer, sale, disposal or encumbrance of the share capital, in whole or in part;

(iii)                           dissolution or liquidation;

(iv)                            filing a court order requesting court or out-of-court ordered reorganization or declaration of self-bankruptcy;

(v)                                participation in any kind of joint venture or any similar business relationship related to UniRedentor’s activities;

(vi)                            non-compliance with tuition policies as set forth in Annex 7.1.29(a) and the granting of discounts and scholarships as set forth in Annex 7.1.29(d);

(vii)                        reducing the amount of marketing costs and expenses and/or expenses to attract new students to amounts outside those practiced in the normal course of business;

(viii)                    contracting new operations, investment in or acquisition of any item of fixed assets, through an isolated operation or series of operations, with a value equal to or greater than R$ 2,000,000.00 (two million reais), whether individually or in aggregate with others of this nature;

(ix)                            entering into any agreement (or commitment to do so) that does not fit into the other assumptions of this Clause 9.1 and has a value exceeding R$ 2,000,000.00 (two million reais), whether individually or in aggregate with others of this nature, between the present date and the Closing Date, except for the conclusion of agreements in Lawsuits or in teaching agreements;

(x)                                entering into or renewing any agreement (or commitment to do so) with the Sellers or their Related Parties;

(xi)                            sale, assignment, transfer, lease, sublease, license or other disposition of any assets owned or used, or in any manner necessary for the operation of UniRedentor, in an amount exceeding R$ 300,000.00 (three hundred thousand reais) whether individually or in aggregate with others;

(xii)                        change in accounting practices, methods and guidelines, except upon written and proven recommendation of its independent auditors;

(xiii)                    any take-over, spin-off or merger operation, or take-over of shares, except for the realization of the Reorganization;

(xiv)                     creation of any Encumbrance on all or a substantial portion — exceeding the amount of R$ 300,000.00 (three hundred thousand reais) — of the relevant assets owned thereby or used under possession;

(xv)                         any waiver of rights or cancellation of any claims, credits or receivables, except for individual contracts of up to R$ 300,000.00 (three hundred thousand reais) per Claim against Redentor or UniRedentor;

(xvi)                     except for the admission or dismissal of employees and/or administrators in the Normal Course of Business and/or if resulting from a collective bargaining agreement; material increase in, or any commitment to materially increase, the benefits, salary or bonus due to any employee;

(xvii)                 assuming any Indebtedness, at an amount equal to or greater than R$ 2,000,000.00 (two million reais), whether individually or in aggregate with others of this nature, provided that the provisions of Clause 4.1.1.2 above are met, or payment of any obligations prior to the maturity thereof, between the present date and the Closing Date; for the sake of clarity, any amount of indebtedness above or below the limit set forth herein shall also be considered in the calculation of the Final Price Adjustment;

(xviii)             signing any Consent Agreement with a Governmental Authority;

(xix)                     introducing a relevant change in the conditions of the course offer, or contracting with new students of UniRedentor; and

(xx)                         anticipation of receivables, at any amount or of any nature, hereby permitting (a) discounts up to 13% (thirteen percent) of the semesterly tuition to no more than 25% (twenty-five percent) of the medical student base and no more than 10% (ten percent) of the student base of the other courses for the first semester of 2020; and (b) possible early receipt of the first monthly tuition payment immediately following the Closing Date (without discount, except for the discount for punctuality).

9.1.1                  Approval. Subject to applicable competition laws, the Buyer shall have five (5) Business Days to respond, in writing and on a well-grounded basis, whether or not it agrees to the Sellers’ and/or Redentor’s request to perform any act prohibited under to Clause 9.1 above, and it is hereby agreed upon between the Parties that the Buyer’s silence shall be construed as tacit acceptance for all purposes of this Agreement.

9.2                            Follow-up notice. For the purpose of the Buyer’s monitoring of the conduct of Redentor’s business, the Sellers are required to submit, upon written request by the Buyer and within 15 (fifteen) days from the receipt of the Buyer’s request by the Sellers, information on the following: (i) the number of students enrolled per unit per academic year; (ii) the individual gross revenue and net revenue of Redentor and SER, in the latter case after completion of the Reorganization; and (iii) Claims or audits in progress at the time of the notice provided for herein. The Parties hereby agree that, notwithstanding the provisions of this Clause, the Buyer shall have no power of intervention or administration at Redentor during the Transition Period, and that Buyer’s access to Redentor’s information and documents shall be within the limit strictly necessary to negotiate the operation covered by this Agreement. The Parties acknowledge that they will not exchange sensitive information and that the Buyer, on the one side, and the Sellers and Redentor, on the other, shall remain fully independent. The Buyer will not directly or indirectly exercise any influence over Redentor’s business management until the Closing Date.

10                               INDEMNITY

10.1                     Events of Sellers’ Indemnity. The Sellers hereby undertake, subject to the provisions of Clause 18.8, to indemnify and hold harmless the Buyer, Redentor, UniRedentor and their respective Related Parties, as well as their successors and assignees, as the case may be (“Buyer’s Indemnifiable Parties”), of any Loss that is suffered, paid and/or incurred by any Buyer’s Indemnifiable Party resulting from (each assumption below is considered a “Sellers’ Indemnity Assumption”):

(i)                                         breach of any obligation assumed by the Sellers under this Agreement, including as relating to the Reorganization;

(ii)                                     inaccuracy, untruthfulness or breach of any representation or warranty given in this Agreement by the Sellers, pursuant to Chapter 7;

(iii)                                 any Contingency relating to the Sellers, Redentor, UniRedentor and their Related Parties, the triggering event of which occurred on or before the Closing Date (even if materialized after the Closing Date), regardless of whether or not such Contingency or act, fact or omission that caused it has been disclosed to the Buyer in this Agreement or during the Due Diligence process conducted by the Buyer under the scope of the Operation;

(iv)                                  any liability of the Sellers, any of their Related Parties or their successors (including SER), of any nature whatsoever, to which the Buyer, Redentor or any of its Affiliates is (or, under applicable Law may be) deemed a successor, debtor or guarantor, jointly or severally, for any purpose and at any time;

(v)                                      any liability, Contingency or Claim relating to the Reorganization, with respect to which the Buyer, Redentor or any of their Related Parties is (or, under applicable Law, may be) deemed to be a successor, debtor or guarantor, jointly or severally, for any purpose and at any time, even if arising from the implementation of any Act related to the Reorganization performed after the Closing Date.

10.1.1           In any event, the Sellers shall not be liable for any obligation to indemnify prior to exhausting Redentor’s or UniRedentor’s judicial or administrative judicial deposits in connection with the dispute in question, provided that such deposits have been made prior to the Closing Date and specific with respect to a particular dispute.

10.1.2           In any case, the Sellers will only be required to indemnify a particular Loss one time only, even if the triggering event of such Loss applies to more than one assumption of Sellers’ Indemnity Assumption.

10.1.3           Time Limits. The Sellers undertake to indemnify Buyer Indemnifiable Parties for any Losses arising in accordance with Clause 10.1 above, provided that the Claim for such Loss is filed within the following terms, all as from the Closing Date:

(a)         for labor Contingencies, [**];

(b)         for tax Contingencies, [**];

(c)          for social security Contingencies, [**], except in the event of fraud, in which the applicable term will be [**];

(d)         for environmental Contingencies and/or those related to Anticorruption Laws and/or Fundamental Representations, term of [**]; and

(e)          for other Contingencies of any other nature, [**].

10.1.4           Maximum indemnity limit. Subject to the provisions of Clause 10.1.4.1, the Sellers’ obligation to indemnify shall be limited to [**] reais (R$ [**]) (“Maximum Indemnity Limit”), provided that, except for Clause 10.1.4.1 below, no indemnity payment will be due by the Sellers after the total amount of Indemnifiable Losses reaches the Maximum Indemnity Limit. For the purposes of clarification, the Maximum Indemnity Limit is applicable to all Sellers, notwithstanding the provisions of Clause 18.8.

10.1.4.1.  The Parties agree that the Sellers’ indemnity obligation shall not be subject to any value limits with respect to (i) Clause 10.1(ii) only with respect to a Loss arising from inaccuracy, untruthfulness and/or breach of the Fundamental Representations; (ii) acts or omissions committed by the Sellers and/or Redentor (up to the Closing Date) with malice, fraud or bad faith; (iii) for Contingencies relating to Anti-Corruption Laws, including the inaccuracy, untruthfulness or breach of any representation or warranty provided in this Agreement by the Sellers in such matters; (iv) a Loss arising from the Sellers’ process of collections from inactive delinquent students under Clause 14.5; and (v) a Loss arising from a breach of the Sellers’ obligation to maintain the minimum Cash provided for in Clause 4.1.1.

10.1.5           For clarification purposes: (i) any Third Party Claims relating to the subject matter of the Fundamental Representations are also not subject to any limits; and (ii) the fine related to the breach of Sellers’ non-competition obligation under Clause 15.2.3 shall not be accounted for the purposes of the Maximum Indemnity Limit.

10.2                     Buyer’s Indemnity Assumptions. The Buyer hereby undertakes, irrevocably and irreversibly, to indemnify and hold harmless the Sellers and their Related Parties, as the case may be (“Sellers Indemnifiable Parties”), of any and all Losses suffered, paid and/or incurred by any Sellers’ Indemnifiable Parties resulting from (“Buyer’s Indemnity Assumption” and, jointly with Sellers’ Indemnity Assumption, “Indemnity Assumption”):

(i)                                         default on any obligation assumed herein by the Buyer; or

(ii)                                     inaccuracy, untruthfulness or breach of any representation or warranty made herein by the Buyer pursuant to Chapter 8.

11                               INDEMNITY PROCEDURE

11.1                     Procedures. Any Party claiming indemnification pursuant to Clause 10.1 or Clause 10.2 (“Indemnified Party”) shall send to the other Party, against whom the indemnity is being claimed (“Indemnifying Party”), a notice of a claim that may be indemnifiable under this Agreement.

11.2                     Indemnity Procedure for Third Party Claims. If any Indemnified Party receives a Claim submitted by a Third Party (“Third Party Claim”) the Losses, of which, if any, the Indemnifying Party is required to indemnify under the Agreement, the Indemnified Party shall send to the Indemnifying Party a written notice (“Third Party Claim Notice”), before the elapsing of the number of days corresponding to [**] ([**]) of the period available for defense.

11.2.1           Failure to Send Third Party Claim Notice. The failure or delay of the Indemnified Party to notify the Indemnifying Party within the period set forth above shall not release the Indemnifying Party from the payment of its Loss, except in the event that such failure or delay would harm the defense to be presented by the Indemnifying Party.

11.2.2           Rebuttal to Notice. The Indemnifying Party shall respond to the Third Party Claim Notice before the elapsing of the number of days corresponding to [**] ([**]) of the time available to present the defense in question, informing whether the Indemnifying Party intends to: (i) fully pay the amount involved in the Third Party Claim; or (ii) present its defense to the Third Party Claim, in which case, without prejudice to the provisions of Clause 11.2.7 below, the Indemnifying Party shall be fully responsible, at its own expense, for defining the defense strategy, for the payment or advance of all related costs, expenses and attorney’s fees, as well as for engaging legal counsel of its choice to defend itself against the Third Party Claim.

11.2.3           Failure or delay in responding to Third Party Claim Notice. If the Indemnifying Party fails to respond to the Third Party Claim Notice according to the terms of Clause 11.2.2 above, the Indemnified Party shall have the right to reasonably choose legal counsel to conduct the defense against the Third Party Claim, as well as the Third Party Claim defense strategy, and all costs related to or derived from the Third Party Claim in question shall be considered as Losses and shall be borne solely by the Indemnifying Party, except as provided for in Clause 11.2.7 below or otherwise between the Parties, or determined by arbitration report or court decision.

11.2.4           Defense of the Third Party Claim. If the Indemnifying Party responds to the Third Party Claim Notice stating its intention to present its defense, the Indemnified Party shall: (i) grant powers of attorney to the lawyers named to defend such Third Party Claim; as well as (ii) provide information and documents in its possession and control, and assist in the preparation of the defense, which in any event shall remain under the sole responsibility of the Indemnifying Party.

11.2.5           Exceptions. Any Third Party Claims that represent, at the Buyer’s sole discretion, the possibility of damage to the image of Redentor, UniRedentor or the Buyer, will be conducted by Buyer, without prejudice to Sellers’ being able to monitor and participate in the conduct of such Third Party Claims; subject to the provisions of Clauses 11.2.7 and 11.2.12, below, the costs and expenses associated with the defense and necessary for its presentation and proper conduct (including the provision of guarantees and judicial deposits) are considered a Loss, for purposes of this Agreement.

11.2.6           Third Party Claims in progress. The Parties hereby agree that Third Party Claims under way on the Closing Date shall continue to be conducted, after the Closing Date, solely by the Sellers and respective attorneys hired by the Sellers. The costs and expenses related to the defense of Third Party Claims under way on the Closing

Date will be borne solely by the Sellers, including but not limited to any success fees due to attorneys sponsoring such proceedings.

11.2.7           Continued Third Party Claim. In the event that any Third Party Claim is filed that has a subject matter, request or cause of request that encompasses both the period before and after the Closing Date, the conduct of such Third Party Claim shall be the responsibility of the Party that has the largest financial exposure in the Claim, thus understood as the largest proportion of the time period being discussed by the Third Party in such Claim, and the costs shall be borne by the Parties (i.e. the Sellers on the one side and the Buyer on the other) in proportion to their exposure in the Claim.

11.2.8           Warranties and judicial deposits. If it is necessary, in the course of a Third Party Claim, to provide guarantees or judicial deposits for the conduct of the corresponding defense, the costs of providing such guarantees or deposits shall be considered as indemnifiable costs in the form of Losses, and it is hereby agreed that such guarantees or deposits shall be subject to the liability rule proportional to the financial exposure of the Parties in the Claim, pursuant to Clause 11.2.7 above.

11.2.9           Debt clearance certificates. If, at any time, the Indemnified Party is unable to obtain a federal “certificate of no outstanding debt” (certidão negativa) or “certificates of outstanding debt with the effects of no outstanding debt” (certidões positivas com efeito de negativas) from any federal public agency (except for certificates issued by the federal judiciary) because of a Third Party Claim, the Indemnifying Party shall put forth its best efforts, exclusively with respect to Third Party Claims, including but not limited to, submitting any warranties, deposits, or assets permitted by applicable Laws, at its sole discretion, to obtain “certificate of no outstanding debt” or “certificate of outstanding debt with the effects of no outstanding debt” in question, so that the Indemnified Party can continue its regular activities and operations. If the Indemnifying Party fails to obtain the aforementioned “certificates of no outstanding debt” or “certificates of outstanding debt with the effects of no outstanding debt” in question within 30 (thirty) days from receipt of notice from the Indemnified Party in this regard, the Indemnified Party shall have the right to take all appropriate actions under applicable Laws to obtain the certificate(s) in question, including the provision of guarantees or deposits, and any and all costs related to such actions, as set forth above, shall be considered to be Indemnifiable Loss by the Indemnifying Party.

11.2.10    Protests. Likewise, if the Indemnified Party has receivables protested against it by Third Party Claims, the Indemnifying Party shall put forth its best efforts, including but not limited to providing any guarantees, deposits or property permitted by applicable Laws, at its sole discretion, to regularize the protest (whether by payment or suspension) and to enable the issuance of a certificate of no outstanding protests (certidão negativa de protesto) by the Indemnified Party. If the Indemnifying Party fails to regularize the situation in question within 30 (thirty) days from receipt of notice from the Indemnified Party in this regard, the Indemnified Party shall have the right to take all appropriate actions under applicable Laws to regularize the situation in question, and any and all costs related to such actions shall be considered to be a Indemnifiable Loss by the Indemnifying Party.

11.2.11    Monitoring Third Party Claims. The Party conducting the defense of Third Party Claims shall, upon request by the other Party and at least every six (6) months thereafter, send to the other Party, as applicable, progress reports on the Third Party Claims conducted thereby.

11.2.12    Agreements. When the Buyer is conducting the defense of a particular Third Party Claim, the Buyer may not make any agreement or transaction in such Third Party Claim without the prior written consent of the Sellers, and it is hereby agreed that if Seller does not respond to Notice from the Buyer regarding any such agreement, within five (5) days of receipt of such Notification, the Buyer shall send a second notification of such agreement.  In the event that such second notice is not responded to by the Sellers within two (2) days from the receipt thereof, the Sellers shall be deemed to assent to the terms and conditions proposed by the Buyer, and the Buyer shall be authorized to execute said agreement or transaction in the Third Party Claim.

11.2.12.1. When the Sellers are conducting the defense of a particular Third Party Claim, the Sellers may not make any agreement or transaction on such Third Party Claim without the prior written consent of the Buyer (i.e., the Indemnifying Party or the Indemnified Party).  The Buyer’s consent established in this Clause will not be necessary only when the agreement or transaction involves disbursement of an amount equal to or lower than R$ 10,000.00 (ten thousand reais), contains full and irrevocable settlement of the counterparty in relation to the Third Party Claim that such agreement or transaction does not cumulatively result in the following: (a) acknowledgment of fault or admission of breach of Law; and (b) affirmative or negative covenants.

11.2.13      Pacts, Tax Amnesties and Voluntary Reporting. The Parties expressly agree that: (a) Redentor is prohibited from signing tax pacts (such as REFIS, etc.), adhere to amnesty programs or tax transaction or debit Payment in Installments programs or even voluntarily report on facts, acts or omissions exclusively occurred in the period previous to the Closing Date, without prior authorization from the Sellers; and (b) the Sellers may, at any time, require that Redentor signs tax pacts (such as REFIS, etc.), adhere to amnesty programs or tax transaction or debit Payment in Installments programs or voluntarily report on facts, acts or omissions exclusively occurred no period previous to the Closing Date, whether or not upon Third Party Claim, establishing the respective terms and conditions as permitted by the Applicable Laws.

11.2.13.1.  Provided that the provisions of Clause 11.2.13 are observed, any amounts due under the terms or as a result of the respective tax pacts, amnesty programs or tax transaction, debit Payment in Installments programs or voluntary reporting will be considered Losses for the purposes of this Agreement, and shall be indemnified by the Sellers under the terms of Clause 10.1 when materialized .

11.2.13.2.  Redentor undertakes to fulfill, and Buyer undertakes to cause Redentor to fulfill, the provisions established in Clause 11.2.13. The failure to comply with the provisions established in such Clause, whether in relation to item (a) or item (b), will automatically imply waiver of the right of the Buyer and of the Buyer’s Indemnifiable Parties to receive any indemnity in relation to any tax obligation related to the facts, acts or omissions in question.

11.2.14    Mutual Cooperation. The Buyer and Sellers shall cooperate with each other and with Redentor in the defense of any Third Party Claim, aiming to minimize Losses.

11.3                     Indemnity procedures for Direct Claims. Besides the obligation of the Indemnifying Party to indemnify the Losses arising from a Third Party Claim, the Indemnifying Party will also be responsible for the payment, indemnity, reimbursement and for keeping undamaged the Indemnified Party against any Losses comprising the Indemnity Events, but which are not subject of Third Party Claim (“Direct Claim”). To make a Direct Claim, the Indemnified Party shall send the written notice to the Indemnifying Party pointing out, in reasonable details, the incurred Losses, adjusted for inflation, as the case may be, and the event that caused it, together with all documents and materials that it has about the Indemnity Assumption in question (“Direct Claim Notice”).

11.4                     Rebuttal to Notice. The Indemnifying Party shall respond to the Direct Claim Notice within thirty (30) days, informing if the Indemnifying Party:

(i)                                         does not agree with the Direct Claim or with the amount presented in the Direct Claim Notice (“Objection”). At any time, the Parties may submit the Objection to the procedures to settle the disputes provided in the Agreement; or

(ii)                                     agrees with the Direct Claim, the Indemnifying Party having to indemnify the amount of the respective Loss to the Indemnified Party, according to Clause 11.6 (a) below.

11.5                     Omission or delay in the response to the Direct Claim Notice. If the Indemnifying Party does not send response to the Direct Claim Notice according to the terms established above, such omission or delay will be deemed acceptance and agreement of the Indemnifying Party with the Direct Claim and its amount.

11.6                     Payment. Observing the priority order established in Clause 12.1.7 and without derogating from the provision in Clause 11.6.1, all Losses subject to the indemnity obligation established in this Agreement shall be: (i) if arising from a Direct Claim that (a) does not suffer Objection, under the terms of Clause 11.4(ii), or (b) is subject of written agreement or has been ruled valid by Arbitration Chamber, paid by the Indemnifying Party to the Person who is entitle to receive the Loss amount within thirty (30) days from the Objection period expiration date, from the date of the agreement between the Parties and/or date when the arbitration decision becomes final and unappealable; (ii) if arising from a Third Party Claim (a) timely and fully paid by the Indemnifying Party to the Person who is entitled to receive the Loss amount, as established in a court-ratified agreement, final and unappealable court decision or final arbitration report, within fifteen (15) days from the date when the agreement is ratified or the court or arbitration decision becomes final and unappealable; or (b) reimbursed to the Indemnified Party within fifteen (15) days as from the notice sent by the Indemnified Party to the Indemnifying Party, accompanied by the respective disbursement evidence by the Indemnified Party, provided that it has been made for payment for Losses related to the request of a Third Party Claim.

11.6.1           Basket. Without derogating from the provisions in Clause 11.6 above, the Sellers will only be called to make the payment of the indemnity for Losses: (i) whenever the aggregated amount of Indemnifiable Losses by the Sellers reaches or exceeds R$ 500,000.00 (five hundred thousand reais), adjusted by the CDI Rate in each anniversary of the Closing Date (“Basket”); or (ii) in each anniversary of the Closing Date, whichever occurs first. For purposes of clarification, when the amount of Indemnifiable Losses by the Sellers reaches or exceeds the Basket, the Sellers shall indemnify the total amount of accumulated Losses (and not only the Basket surplus).

11.6.2           Restatement of loss amount. For purposes of payment of the indemnities established in this Chapter 11, the amount of Losses due to the Buyer shall be duly adjusted by the CDI Rate, from the date of the effective disbursement for each Loss by the Indemnifiable Party until the date of indemnity’s effective payment (or its offset, as authorized by this Agreement). For clarification purposes, no amount of Loss due by an Indemnifiable Party will be subject to the levy of inflation adjustment in double, in relation to a same period.

11.6.3           Late payment. In the event of late payment of Indemnifiable Losses pursuant to Clause 11.6 above, the amounts in arrears will be subject to pro rata die inflation adjustment based on the CDI Rate, calculated as of the due date until its actual payment, plus (i) interest of 1% per month calculated pro rata die and (ii) fine of 2% on the amount due.

11.7                     Indemnifiable Loss Value. All and any amount due because of the obligation to indemnify the Losses incurred by any of the Parties, as established in this Agreement, shall have neutral tax effect on the Indemnified Party, which shall be indemnified for the net amount of its Loss, without being adversely affected or obtaining tax benefit with such payment. In this sense, the amount of Indemnifiable Loss shall be added by any Taxes levied on the payment, rebate or reimbursement of the Loss in question, whether withheld by the Indemnifying Party or due by the Party who receives the respective payment, rebate or reimbursement and reduced from any amounts effectively deducted by the Indemnifiable Party (gross-up). The amounts related to the Taxes which have been possibly been added to the amount of Indemnifiable Loss will also be accounted in the calculation of the Maximum Indemnity Limit.

11.7.1           Also, the amount of the Indemnifiable Loss will exclude any contribution, indemnity, refund or similar payment (including any receipt of insurance indemnity) due by any Third Parties in relation to such Loss in question.

12                               WARRANTIES PROVIDED BY THE SELLERS

12.1                     Withholding of Payment in Installments. The Payment in Installments may be fully or partially withheld and used by the Buyer, to guarantee: (i) amounts which are the subject of a Third Party Claim, in the events indicated in Clause 12.1.2 below, including Claims that involve the Sellers, Redentor, UniRedentor, any of its Related Parties or their successors, in any way, initiated after the Closing Date and that may characterize an Indemnity Assumption of Sellers, under the terms of the herein; and (ii) amounts which are the subject of discussion about the reduction of Acquisition Price as a result of loss of Medical School Places under the terms of Clause 4.1.3 above (“Collateral Funds”). Before performing any withholding, the Buyer shall notify the Sellers so that they decide if, alternatively to the withholding of Collateral Funds, they prefer to provide, at their sole discretion, one of the following collaterals with validity until the payment date of the 5th (fifth) installment of the Payment in Installments: (a) bank guarantee or insurance of a first-tier bank or insurer in the amount equivalent to the total amount that would be withheld, and that shall be annually renewed; or (b) deposit the amount equivalent to the total amount that would be withheld in the Escrow Account (which yield will not be guaranteed by the Buyer).

12.1.1               Restatement of Collateral Funds. The Collateral Funds will be monetarily restated based on the CDI Rate calculated as of the Closing Date and until the date on which they are actually paid to Sellers (if applicable) or used by the Buyer for offsetting Losses or reduction of Acquisition Price as a loss of Medical School Places, as allowed herein. For clarification purposes, no amount due by a Party to another Party will be subject to the levy of inflation adjustment in double, in relation to a same period.

12.1.2               Amount of warranty. The Parties agree that Collateral Funds that are withheld by the Buyer will be used to guarantee:

(i)                         any Third Party Claim related to tax immunity issues of UniRedentor or of any company of its economic group;

(ii)                     other Third Party Claims, considering that the maximum amount that could be withheld will correspond to: (a) 100% (one hundred percent) of the estimated amount of the Claim by Third Party (e.g., assessment or execution amount) in case of Claims which loss is classified by the lawyer acting in the claim as “probable”, and (b) 50% (fifty percent) of the estimated amount of the Claim by Third Party (e.g., assessment or execution amount) in case of Claims which loss is classified by the counsel acting in the claim as “possible”, both amounts mentioned in (a) and (b) adjusted by applicable inflation indexes, as adopted by the competent legal authorities, plus fines and applicable charges through the withholding date. Third Party Claims which loss is classified by the counsel acting in the claim as “remote” cannot be withheld. The classification of the likelihood of loss of the Third Party Claims shall always follow the dominant court decisions in the administrative level, and also considering the dominant court decisions in the court level. The classification of the likelihood of loss of the Third Party Claims shall also be separated in relation to each request underlying the Third Party Claim, including by matter and nature (main and accessory, penalties, correction, nature of the damage, etc.). In addition, any change in the dominant court decisions shall necessarily reflect in the revision by the counsel acting in the claim of the classification of the likelihood of loss in the respective Third Party Claim and withholding of the corresponding amount. If the classification of the likelihood of loss in a certain Third Party Claim is changed by the counsel acting in the claim, the amount withheld by the Buyer for the purposes of the respective Third Party Claim shall reflect in its new classification;

(iii)                  Direct Claims that have been submitted to arbitration according to Clause 20.2 and that are related to (s): (a) Essential representations; (b) Clauses 7.1.15, 7.1.17, 7.1.21, 7.1.27, 7.1.35, 7.1.37, 7.1.38 and 7.1.40, being understood that solely for Clauses 7.1.15, 7.1.17 and 7.1.27, the arbitration procedure shall be initiated within 12 (twelve) months counted as from the Closing Date; (c) non-competition obligation under the terms of Clause 15.2; and (d) confidentiality obligation under the terms of Clause 15.1.

12.1.3               Release Schedule of Payment in Installments. The Collateral Funds will be paid in annual and partial installments to Sellers, subject to the provisions in the Clauses below, according to the timeline established in Clause 4.1(ii) (in each case, a “Potential Release Amount”).

12.1.4               Sixty (60) days prior to each of the payments of the Potential Release Amount, the following will be determined: (i) the Potential Release Amount, duly adjusted and deducted for any Taxes and the amount related to any Losses already incurred and not yet paid by the Sellers, and also deducted for the amounts due by the reduction in the Medical School Places, when a Final Decision on Loss of Medical School Places have already been awarded, under the terms of Clause 4.1.3 above, if applicable; and (ii) the total amount related to the Third Party Claim in progress subject to indemnity by Sellers, according to the terms and conditions of Clause 10.1 and the total amount related to the Retention Due to Decrease in Medical School Places that is included in Collateral Funds, when a Final Decision on Loss of Medical School Places is not yet awarded, if applicable. The determination of the amount of the Claims in progress will be made by the same counsel already acting in each Claim, who will analyze the estimated and estimated amount of the respective Claim.

12.1.5               Intermediary Releases. In relation to the 1st (first) to the 4th (fourth) installments of the Payment in Installments, in the event the Potential Release Amount adjusted according to item “i” of Clause 12.1.4 is higher than the estimated and adjusted amount of item “ii” of Clause 12.1.4, the amount equivalent to the surplus difference between the amount determined in “i” and the amount determined in “ii” of Clause 12.1.4, will be released in favor of the Sellers, at the payment date of the respective installment of the Payment in Installments.

12.1.6               Final Release. Sixty (60) days prior to the payment of the 5th (fifth) installment of the Payment in Installments, the following amounts will be determined: (i) the total amount available of the Collateral Funds, duly adjusted and deducted for any Taxes and the amount related to any Losses already incurred and not yet paid by the Sellers, and also deducted for the amounts due by the reduction in the Medical School Places under the terms of Clause 4.1.3, when a Final Decision on Loss of Medical School Places is already awarded, if applicable; and (ii) the total amount related to the Third

Party Claim in progress subject to indemnity by Sellers, under the terms and conditions of Clause 10.1. The determination of the amount of the Claims in progress will be made by the same counsel already acting in each Claim, who will analyze the estimated and adjusted amount of the respective Loss. In the event the provided Collateral Funds adjusted according to item “i” of this Clause 12.1.6 is higher than the estimated and adjusted amount of item “ii” of this Clause 12.1.6, the amount equivalent to the surplus difference between the amount determined in “i” and the amount determined in “ii” of this Clause, as well as the total amount outstanding related to the Retention Due to Decrease in Medical School Places that is included in the Collateral Funds, under the terms of Clause 4.1.3, will be released in favor of the Sellers at the payment date of the 5th (fifth) installment of the Payment in Installments. The amount outstanding of Collateral Funds (corresponding to the estimated Losses of the Claims in progress), if any, will be released (provided that the guarantee obligation established in Clause 4.1.3 is observed, if applicable) or used on the following conditions:

(a)                              In the event the final unfavorable decision is awarded, the amount corresponding to the respective Loss subject to indemnity by the Sellers will be discounted from the Collateral Funds and used for payment of the Loss, directly in favor of the Indemnifiable Parties Buyer who are entitled to receive such amount; and

(b)                              In the event the final favorable decision is awarded, the following amounts will be determined: (i) the total amount available of Collateral Funds, duly adjusted and deducted for any Taxes and of the amount related to any Losses already incurred and due by the Sellers; and (ii) the total amount related to the Claims in progress subject to indemnity by the Sellers, under the terms and conditions of Clause 10.1. The determination of the amount of the Claims in progress will be made by the same counsel already acting in each Claim, who will analyze the estimated and adjusted amount of the respective Loss. In the event the Collateral Funds available (adjusted according to item “i” of this Clause 12.1.6(b)) is higher than the estimated and adjusted amount of the Claim in progress (according to item “ii” of this Clause 12.1.6(b)), the amount equivalent to the surplus difference between the amount determined in “i” and the amount determined in “ii” of this Clause, will be released in favor of the Sellers within five (5) days counted as from the completion of the determination established above.

12.1.7               Offset. Only for clarification purposes, as soon as the Indemnity Assumption represents an Indemnifiable Loss according to Clause 11.6 or Clause 12.1, the Buyer will be authorized to proceed with the offset of the amount due by the Sellers against the Collateral Funds or, also, against any amount due by the Buyer or Redentor to any of the Sellers, as described herein. The offset established in this clause shall always be made prioritizing the settlement of the payment obligation, so that the disbursement of amounts by the Sellers under the terms of Clause 11.6 will only occur when the Collateral Funds are exhausted.

12.1.8               Obligation to Inform. The Sellers undertake to: (i) immediately inform to the Buyer the existence of any Claim that does or may characterize, based on the Applicable Laws, an Sellers’ Indemnity Assumption in progress against or involving the Sellers, Redentor or any of its Related Parties or their successors, in any way; and (ii) send, every six (6) month-period, counted as from the Closing Date, a report informing the Claims that do or may characterize an Sellers’ Indemnity Assumption by Claim in progress against or involving the Sellers, Redentor, any of its Related Parties or their successors, in any way.

12.1.9               Inspection right. Additionally, the Buyer may, at any time, from the Closing Date, request documents and information on the Claims in progress against or involving the Sellers and/or Redentor, in any of its Related Parties or in its successors, that do or may characterize an Sellers’ Indemnity Assumption, which shall be submitted in the reasonable possible minimum period, or within fifteen (15) days, counted as from the date of the request.

13                               CADE’s APPROVAL

13.1                     Submission. Pursuant to the Law, this Agreement is entered into subject to the suspensive condition, as established in Clauses 5.1(i) and 5.2(i), that the Parties obtain prior approval from CADE for the Operation, without restrictions, not subject to appeal (“CADE’s approval”). For this purpose, the Buyer shall, followed-up and supported by the Sellers, submit the Operation for CADE’s analysis as soon as possible from this date.

13.2                     Required information. The Sellers and the Intervening Parties agree to cooperate with the Buyer in the preparation of the notice to the CADE and shall perform all acts required to obtain the CADE’s approval. The Sellers and Intervening Parties agree to timely provide to the Buyer or to the CADE, as the case may be, all necessary documents and information that they hold and are requested for the CADE’s approval.

13.3                     Costs. Each Party shall cover its own legal fees, costs and expenses related to the procedures for obtaining the CADE’s approval. The fee payable to the CADE shall be exclusively paid by the Buyer.

13.4                     Restrictions. If CADE imposes any condition or restriction to the Operation, the Parties shall immediately meet to, within thirty (30) days, discuss in good faith and adopt the measures required to meet such conditions or restrictions. If the Parties are unable to reach an understanding to meet such conditions or restrictions, this Agreement will be terminated, except for Clause 15.1 and Clauses 16 to 20, which will remain in full force and effect.

13.5                     Relationship of the Parties until the CADE’s approval. Until the CADE’s approval, the Parties undertake to preserve and keep the current market conditions, as established in the Applicable Laws, especially by Article 108, paragraph 2 of Resolution 1/2012 of the CADE.

14                               EXCESS ASSETS

14.1                     The Parties acknowledge and agree that the Sellers will be entitled to the economic benefit arising from any receivables, events or procedures listed in Annex 14.1 (“Excess Assets”). The Parties consign that the Sellers will only be entitled to claim the respective amount of the Excess Assets materialized after the final and unappealable decision or ratification of the transaction agreement.

14.2                     Materialization of Excess Assets. If the materialization of an Excess Asset depends on the ruling of a Claim on behalf of Redentor before a Governmental Authority or Third Party, the decision to proceed will depend on the prior approval of the Buyer, who cannot be denied for unreasonable reason.

14.3                     Cooperation. The Parties shall cooperate with Redentor and its advisers in the conduction of any Claim for collection of an Excess Asset, even by granting power of attorneys and access to the necessary documents held by the Parties and attending hearings and testimony and/or authorization for such.

14.4                     Claims for collection of Excess Assets. Any Claim ruled on behalf of Redentor for collection of an Excess Asset will be conducted by the Sellers.

14.5                     Collection cost of excess assets. The Sellers will be responsible for all Losses, Taxes, costs and expenses related to the collection of Excess Assets and/or conducting any related Claim (“Losses on Excess Assets”). If an Indemnified Party of the Buyer incur any Losses on Excess Assets, such Losses shall be borne by the Sellers through the indemnity procedure established in this Agreement.

14.6                     Amount of Excess Assets. The amounts due to Sellers as Excess Asset will paid net of: (i) all Taxes and charges incurred by Redentor in the collection of the Excess Asset not indemnified by the Sellers according to Clause 14.5 above; (ii) tax impacts related to its applicable taxation at the time of its determination and recognition by Redentor; and (iii) any other costs that Redentor has incurred (excluding internal costs).

14.7                     Follow-up and Payment. The Sellers shall keep the Buyer informed about the progress of the Claims of Excess Assets. The amounts that may be due to the Sellers as Excess Asset will be paid according to the following priority: (i) give priority to the offset against amounts which may be due by the Sellers to the Indemnifiable Parties of the Buyer as indemnity under the terms herein; and (ii) when there is no offset to be performed, paid by the Buyer to the Sellers within five (5) days counted from the notice of the Sellers informing that a certain Excess Asset materialized had the final and unappealable decision awarded or the transaction or credit agreement ratified.

15                               POST-CLOSING OBLIGATIONS

15.1            Confidentiality. Within [**] years counted from the Closing Date, each Party undertakes, for itself or its Related Parties, to maintain strictly confidential the terms and conditions of this Agreement and all information (including, but not limited to the information related to the amounts), whether in writing, verbal, electronic or any other type, obtained or received from the other Party during the performance of Due Diligence and the negotiations and execution herein, including, but not limited to the information related to the business secrets of Redentor, technical knowledge, concepts, methods, research and development, services, development plans, marketing plans or strategies, database, inventions, mechanisms, and research data, software, procedures, engineering, marketing strategies, sales, clients and contacts, and client needs, business partners, suppliers, finance strategies and characteristics, contracts or investors (“Confidential Information”), except if:

(i)                                         the Party owning the Confidential Information have provided its prior and express consent on this regard;

(ii)                                     the Confidential Information is or become public in a way other than breach of confidentiality obligation by the Party or by any of its Related Parties; or

(iii)                                 the Confidential Information has to be revealed / disclosed because of the Law that binds the Party who received the Confidential Information, provided that such Party consult with the Party owning the Confidential Information before the disclosure and reveals / discloses the Confidential Information only to the extent that is required to fulfill the applicable Law.

15.1.1           The Parties also undertake, for themselves and their respective Related Parties, to not use any Confidential Information of the other Party, except for the purposes herein.

15.1.2           The communication of the Buyer, mandatory by force of Law (Brazilian, US or of Cayman Islands), of regulations of investment funds, or determined by the Brazilian Securities and Exchange Commission (CVM), the Securities and Exchange Commission (SEC), and stock exchanges (in Brazil or abroad), for provision of information to the investors of the Buyer, is, from this moment, authorized by the Sellers only to the extent necessary to the fulfillment of the Law and/or applicable regulation.

15.1.3           Until the Closing Date, the Parties will agree on a communication plan to be undertaken reporting about the Operation to the faculty and the market in general (“Communication Plan”), observing the Clause 15.1. Except for the Communication Plan, none of the Parties may give interviews or make statements to the press or media in general or to unions or Governmental Authorities about the Operation or the other Parties, as the case may be, causing the employees, collaborators and professors of Redentor to not do them as well, without the prior express approval from the other Party in relation to the content of such statement. If the provided statement is in writing, the text shall be submitted to the prior approval of the Parties.

15.1.4           Penalty. The breach of the confidentiality obligation established in Clause 15.1 by any of the Parties, by own act or any of its principals, contractors, consultants, advisers, auditors, counsel, representatives, agents and/or any other Person who, on its appointment had access to the information herein considered confidential, will imply the immediate obligation to indemnify all losses and damages, either material and/or punitive, that may arise.

15.2                     Non-competition. As part of the Operation, each of the Sellers, directly or indirectly, by itself or in another way (including the intermediary Person), undertakes from the signature date of this Agreement and over an additional period of [**] years, counted as from the Closing Date, except for the period of the Clause 15.2.1 below:

(i)                                         To not exploit, participate, invest, hold, control, manage or administrate, in the capacity of board member, executive officer or administrator, or of any other way that may interfere and management powers, directly or indirectly, in any business, activity, consortium, entity or company directly engaged or through intermediary Persons (including through franchises) in the market of higher education activities in the state of Rio de Janeiro (“Higher Education Activities”);

(ii)                                     To not invest and/or participate, in the capacity of partner, shareholder, interest holder, associate or in any way, directly or indirectly, in any company, entity, consortium, foundation, association, business or project that involves Higher Education Activities; and/or

(iii)                                 To not transfer knowledge, work, provide service, consulting or advisory, directly or indirectly, or perform activities as independent professional, employee, collaborator, agent, partner or representative, to any third party (including company, entity, consortium, foundation, association, business or project) that, in any way, involves in Higher Education Activities.

15.2.1           The Parties agree that, solely for the Higher Education Activities in the health areas, the non-compete obligation, established in Clause 15.2, will be in effect from the signature date of the herein and for the additional period of [**] years, counted as from the Closing Date.

15.2.2           The following are not considered breaches of the non-compete obligations established in items “(i)” to “(iii)” of Clause 15.2 above: (a) the development, by the Sellers, of post-graduation courses in autism; (b) the directly or indirectly holding of interests in public companies or investment funds targeted at the general public, with direct or indirect operations in Higher Education Activities, provided that they do not have any influence in the deliberations and decisions that such company and/or investment fund take when making their investments, and the direct or indirect ownership interest is not, individually or in aggregate, higher than 5% (five percent) of the voting and total capital of such company and/or investment fund; and (c) the work of Mr. Lizardo Henrique Cerqueira Moreira Nunes, spouse of Ana Beatriz, exclusively as faculty member in favor of the Persons who perform Higher Education Activities.

15.2.3           Non-competition breach. In case of breach of the non-compete obligations established in items (i) or (ii) of Clause 15.2 (observed the provisions in Clause 15.2.1) the Infringing Seller will be subject to the payment of compensatory fine payable to the Buyer in the amount equivalent to R$ [**] ([**] reais) each time it such provisions is breached, adjusted from such date until the effective payment date, by the CDI Rate, and due from the commencement date of the breach, not affecting the additional indemnity for the Losses arising from such breach and the right of the guiltless Party to require the specific execution of the breached obligation, which is as of this moment expressly authorized by the Parties. In relation to item (iii) of Clause 15.2 (and observed the Clause 15.2.2), if any of the Sellers is employed as employee, collaborator, agent, partner or representative of a higher education institution in the state of Rio de Janeiro, the Buyer shall send a notice to the Infringing Seller with substantiated indication of the obligation that the latter breached. After five (5) days from receiving the notice, if the Infringing Seller has not ceased the breach of the obligation described in the notice, the latter will be, jointly with the other Sellers, subject to the payment of the fine established in this Clause.

15.3                     Change in Trade name - SER. The Sellers undertake to change, before all competent bodies, the company name of SER, so that the there is no mention, at any time, of the “Redentor” expression, to avoid any doubts and/or questioning about the operational and/or financial ties of SER with Redentor. The Sellers shall provide to the Buyer with any documents that the latter reasonably request, which confirm such change in the company name, including, but not limited to the copy of the registries of SER with the competent Governmental Authorities.

15.4                     Apportionment of real estate expenses. The Parties (i) acknowledge that, on the date hereof, both activities related to higher education, maintained by UniRedentor, and the basic education activities maintained by SER, are partially developed in the property located at Rodovia BR 356, nº 25, Bairro Presidente Costa e Silva, Cidade de Itaperuna, Estado do Rio de Janeiro (“Property”); and (ii) agree that, after Closing, SER may continue to exclusively use the areas of the Shared Property that it occupies on the date hereof, while it is rented by Redentor, for the minimum period of three (3) years counted as from the Closing Date (“Real Estate Sharing”).

15.4.1           In view of the Real Estate Sharing, SER undertakes to cover a portion of all costs and expenses provenly incurred related to rent and maintenance of such Property, including, but not limited to expenses with Taxes, water and energy (“Costs”). The amount of the Costs covered by SER will always be equivalent to the proportion of the area that the basic education activities effectively occupy in relation to the total area of the Property. The Parties shall determine, within thirty (30) days counted as from the date hereof, the effective percentage of apportionment of the Costs. For this purpose, Redentor shall monthly send to SER the evidence of all Costs related to the Real Estate incurred in the immediately previous month, as well as the debit notes related to such Costs, SER being obliged to reimburse Redentor for its share in the apportionment of the Costs within ten (10) days, counted as from the receipt of the debit notes.

15.4.2           In the event of late payment provided in Clause 15.4.1 above, the amounts in arrears will be subject to inflation adjustment pro rata die based on the CDI rate, calculated since the date of the respective due date until its effective payment, plus (i) interest of 1% (one per cent) per month calculated pro rata die, plus (ii) fine of 2% (two per cent) on the amount due.

15.4.3           For all tax effect of the recognition of the costs and expenses related to the disbursements established in Clause 15.4.1, each Party will acknowledge as cost or expense the share of the Costs exclusively attributed to it, according to the apportionment criterion established in such Clause 15.4.1 and the description of debit notes.

15.4.4           If, for any reason, Redentor no longer occupy the Real Estate or is not allowed, by the lessor or by any Governmental Authority (including for purposes of enabling the issue of any licenses, authorizations or permits) the Real Estate Sharing, SER undertakes to vacate such Property within the period required by the lessor or Governmental Authority, SER not being entitled to any indemnity for vacating, for any reasons, do Property. Redentor shall, as much as possible, keep SER informed about its intention or the possibility of being obliged to vacate the property, as well as immediately notify SER about the receipt of communication from the Lessor or of any Governmental Authority about the impossibility of Real Estate Sharing, so that SER is able to timely search for another real estate to perform basic education activities.

15.4.5           Redentor undertakes to, as much as possible, make available to SER the documents and information related to the Real Estate that it has and that are necessary to enable the issue of any licenses, authorizations or permits required for the performance of basic education activities by SER.

16                               SPECIFIC EXECUTION

16.1                     Hypotheses. The Parties agree that, under Articles 497 and the following terms of Civil Code, the specific performance of the obligations provided for in this Agreement may be judicially claimed, without prejudice to reimbursement of Losses incurred by the Complaining Party as a result of non-compliance with such obligations and payment of the fines established herein and other penalties.

16.2                     This document constitutes an extrajudicial executive title, pursuant to article 784, III of Civil Code.

17                               NOTICES AND COMMUNICATIONS

17.1                     Notice method. All notices or other communications related to this Agreement (every “Notice”) shall be made in writing and delivered by registered mail or by courier services (with acknowledgment of receipt), using a national reputable courier company and, in every case, with a copy by e-mail (with acknowledgment of delivery of e-mail in question).

17.2                     Sellers Representatives. Every notice sent to the Sellers will be solely and exclusively sent to (a) Luis Adriano Pereira da Silva; or, in its absence, (b) Heitor Antonio da Silva (“Sellers Representatives”). The Sellers appoint the Sellers Representative as their attorney-in-fact in a power-of-attorney granted on the date hereof, for all of the purposes of article 685 of Civil Code — Law 10406, of 01/10/2002) with powers to, separately, (i) receive notifications, warnings, communications, summons, original summons or services of processes, from any third party, the Governmental Authority, the Buyer, Redentor and/or the Indemnifiable Parties Buyer; and (ii) perform all and any business or legal act that may be necessary in any discussion, dispute, contract, negotiation, action, lawsuit or procedure related to the herein, between any of the Parties or any of its successors, including confess, acknowledge the origin of the request, compromise, discontinue, waive to the right, receive, give acquittance and sign a commitment. The Sellers Representative express its agreement to act as attorney-in-fact of the Sellers. The notice sent or received by the Sellers Representative will be considered sent or received (as the case may be) by all Sellers. The notice sent by Seller other than the Sellers Representative will not produce any effect or give rise any obligation to the Buyer. The Sellers Representative may be substituted for the Sellers at any time, provided that unanimously and by another Seller, observing the provisions in Clause 17.5.

17.2.1           Decision of Sellers Representatives. For all the purposes of the herein, the decision taken by the Sellers Representative will bind all the other Sellers, whether they have agreed or not with such decision, being understood that such decision will be considered irrevocably and irreversibly taken by all Sellers.

17.3                     Addresses for Notices. Notices will be sent to the following addresses:

If addressed to the Buyer (and, after the Closing Date, to Redentor):	With copy to:

Attn: Virgilio Deloy C. Gibbon / Anibal Sousa
Address: Alameda Oscar Niemeyer, nº 119, sala 504, bairro Vila da Serra, Nova Lima - MG
CEP 34006-056
E-mail: virgilio.gibbon@afya.com.br / anibalsousa@afya.com.br

Attn: Rodrigo Millar de Castro Guerra / Paula Magalhães
Address: Av. Brigadeiro Faria Lima, 3900, 3° e 12º andares, São Paulo - SP,
CEP 04538-132
E-mail: rodrigo.guerra@ldr.com.br / paula.magalhaes@ldr.com.br

If addressed to the Sellers (and, before the Closing Date, to Redentor):	In case of the absence of the first Sellers Representative, under the terms of Clause 17.2 (and, before the Closing Date, to Redentor):

Attn: [**] Address: [**] E-mail: [**]	Attn: [**] Address: [**] E-mail: [**]

If addressed to Redentor:	With copy to:

Attn: [**] Address: [**] E-mail: [**]	Attn: [**] Address: [**] E-mail: [**]

17.4                     Receipt of notices. The notices and communications shall be considered received on the delivery confirmation date, upon confirmation of delivery or return receipt, as the case may be, except if this date is not a business day, in such case the notification and communication shall be considered to be delivered on the immediately next business day.

17.5                     Amendments. The Parties undertake to immediately communicate in writing about any change in the data provided above, under penalty of being considered valid and effective the notices/communication sent to the out-of-date addresses.

18                               SUNDRY PROVISIONS

18.1                     Entire Agreement. This Agreement supersedes any other documents that may have been entered into between the Parties before the date hereof, regarding the relationship between the Parties or the Operation.

18.2                     Irrevocability and Irreversibility. This Agreement is irreversibly and irrevocably signed by the Parties, and obliges and binds the Parties and the Intervening Parties and their successors and assignees, in any way, observing the other provisions established herein.

18.3                     Agreement Acceptance. All Parties and Intervening Parties hereby expressly acknowledge that they are aware of and have participated, on their own behalf, in the negotiation of all the Clauses, terms and conditions of this Agreement and Operation, as well as agree to all Clauses, terms and conditions of said Agreement and Operation, including by acknowledging and accepting their share of the obligations established herein.

18.4                     Addenda. No change in any of the terms and conditions established herein will have any effect, unless it is made in writing and signed by the Parties.

18.5                     Assignment of Agreement. The Sellers may not fully or partially assign or transfer, without the prior and express written authorization from the Buyer, the rights and obligations arising from this Agreement or related to it. The Buyer may, without requiring prior authorization from the Sellers, fully or partially assign or transfer the rights and obligations arising from this Agreement or related to it, provided that: (i) to individual or legal entity, at the assignment date, the Control, whether Subsidiary or under Joint Control with the Buyer; and (ii) the Buyer remains jointly responsible with the assignee for the payment of the Acquisition Price and for the obligations to Indemnify.

18.6                     Waiver, Termination and Settlement. No waiver, termination or settlement of this Agreement or of any of its terms or provisions will bind any of the Parties, except if confirmed in writing. The tolerance of any of the Parties in relation to any or continued breach, by another Party, of any obligation arising from the herein may not be understood, under any circumstance, as waiver to or novation of such rights and will not affect the Party’s right to exercise them in the future.

18.7                     Replacement of provisions. If any provision herein is considered null, illegal or unenforceable in any aspect, the validity, legality or enforceability of the remaining provisions will not be affected or impaired, in any way, remaining in full force and effect. The Parties will negotiate in good faith the substitution of provision that is null- or which has been annulled -, illegal or unenforceable for another valid, legal and enforceable provision that, as much as possible and effectively, maintains the economic effects and other relevant implications of the provision declared null or that have been annulled, illegal or unenforceable.

18.8                     Sellers’ joint liability. For the purposes of the herein, the Sellers Claudia and Luis are considered by the Buyer as only one Party, jointly responsible between themselves and before the Buyer and the other Indemnifiable Parties Buyer, for all the purposes of the Law.

For clarification purposes, the Seller Ana Beatriz and the Seller Heitor will not be jointly responsible for the obligations assumed by the other Sellers under the terms of the herein.

18.9                     Accountability for costs. Each Party will cover its own expenditures and expenses incurred in the negotiation, preparation and termination of the herein (including the respective fees of financial advisers, counsel, auditors and/or any other consultants) and will be responsible for the collection of its respective taxes.

18.10              Survivorship of obligations. In the event the Closing is not occurs, (i) the confidentiality obligation established in Clause 15.1 will remain in force for the period of five (5) years counted as from the signature date of the Agreement; (ii) Chapter 1 (Definitions), Chapter 16 (Specific Execution), Chapter 17 (Notice and Communications), Chapter 18 (General Provisions), Chapter 19 (Governing Law) and Chapter 20 (Dispute Settlement) will remain in force while any obligation or provision established in this Agreement exists.

18.11              Previous Audit. The Sellers undertake to cause Redentor to allow an independent audit firm to start, as soon as possible, from the date hereof, a financial audit with specific scope to evaluate the measures to be taken so that Redentor may be audited for the purposes of the Brazilian and foreign legislation to which the Buyer is subject (“Pre-Audit”). For this purpose, the Parties and Redentor will timely align and set the time and procedures (always according to reasonable criteria, in business hours and causing the minimum impact on the Normal Course of Redentor’s Business) to be adopted during the Pre-Audit.

18.11.1    In no event the information, progresses or conclusions of the Pre-Audit will be shared with the Buyer before the CADE’s approval is obtained.

18.11.2    The Parties may enter into a clean team agreement (clean team protocol) to define and organize the procedures for performing the Pre-Audit and regulate its work.

18.11.3    The Buyer declares that: (i) the engagement of the audit firm and the performance and progress of the Pre-Audit works is not a Precedent Condition for the purposes of the herein and for the implementation of the transaction; (ii) cannot be used as basis or justification for any allegation of breach of Clause 5.1(vi); and (iii) the outcome of the Pre-Audit works, as well as any issue raised by the audit firm shall not impact the Price Adjustment.

19                               GOVERNING LAW

19.1                     This agreement will be ruled and construed in accordance with the laws of the Federative Republic of Brazil.

20                               DISPUTE SETTLEMENT

20.1                     Amicable Solution. In the event of any difficulty in interpreting or executing this Agreement, or, else, any dispute related to or as consequence of the breach of this Agreement, the Parties, prior to the submission of litigation as provided below, shall make their best efforts to amicably solve the issue within thirty (30) days.

20.2                     Arbitration. Any dispute arising from this Agreement and that was not prevented under the terms above will be submitted to court arbitration according to the rules of the Center for Mediation and Arbitration of the Chamber of Commerce Brazil-Canada (“Arbitration Chamber”). The arbitration court will be convened in the City of São Paulo. The arbitration procedure will be enforced by three (3) arbitrators (or odd number of arbitrators, if there are, in the litigation question, more than two parties with conflicting interests), appointed according to the rules of the Arbitration Chamber. The arbitration will be conducted in Portuguese and according to the Brazilian Law, being prohibited decision based on equity. The decision by the arbitrators will be binding upon the Parties, regardless of any other formality or procedure.

20.2.1                       Arbitration Clause. Any of the Parties may submit the issues arising from the herein to arbitration, being understood that this Chapter 20 will be considered for all purposes and effects of law arbitration clause, as established in article 4, §1 of Law 9307/96, to which they adhere and with which they agree, without restrictions or exceptions, all the Parties and Intervening Parties.

20.2.2               Non-compliance and penalties. The refusal from any Party to submit to the decision evidenced in arbitration decision will be considered as breach of the obligations assumed herein, and may, besides giving rise to the imposition of the respective penalties, result in liability for the damages arising from not accepting the decision.

20.3                     Venue. The Parties acknowledge and expressly accept the Parties’ right to request to the Arbitration Chamber that the latter seeks in court the compulsory or provisional judicial relief, under the terms of article 22, §4, of Law 9307/96, even being able to exercise it directly, if the arbitration court is not convened, and provided that the subject of the intended compulsory or provisional measure is not the suspension of the effects of this arbitration clause , being competent, for such cases, the venue of the Capital City of the State of São Paulo, with express waiver from the Parties of any other, however privileged it may be. The Parties may also request to the Judiciary Branch a measure that shows to be necessary to avoid the extinction of the imminent right, provided that it does analyze or decide about the merits or matter of the dispute between the Parties.

20.4                     Execution. The arbitration decision will have executable effect and, if not executed, will be taken to the Judiciary for execution, the decision being executed in the venue of the Capital City of the State of São Paulo, with express waiver by the Parties of any other, however privileged it may be.

20.5                     Costs. The costs incurred with arbitration (including the arbitration fees and Arbitration Chamber’s costs) will be covered, during the process, according to the regulation of the Arbitration Chamber, and, at its end, as determined by the arbitrators.

IN WITNESS WHEREOF, the Parties sign this Agreement in four (4) counterparts of equal form and purport before two (2) undersigned witnesses.

Rio de Janeiro, November 1, 2019.

(Remainder of page left intentionally blank)

(Signature page of the Share Purchase and Sale Agreement and Other Covenants entered into between AFYA Participações S.A., Heitor Antonio da Silva, Claudia Regina Boechat da Silva, Luis Adriano Pereira da Silva, Ana Beatriz Boechat Silva Nunes and, in the capacity of Intervening Parties, Sociedade Universitária Redentor and Sociedade Educacional Redentor)

AFYA PARTICIPAÇÕES S.A.

Name: Anibal José Grifo de Sousa	Name: Pedro Lanza Barbosa
Position: Director	Position: Attorney-in-fact

(Signature page of the Share Purchase and Sale Agreement and Other Covenants entered into between AFYA Participações S.A., Heitor Antonio da Silva, Claudia Regina Boechat da Silva, Luis Adriano Pereira da Silva, Ana Beatriz Boechat Silva Nunes and, in the capacity of Intervening Parties, Sociedade Universitária Redentor and Sociedade Educacional Redentor)

HEITOR ANTONIO DA SILVA

(Signature page of the Share Purchase and Sale Agreement and Other Covenants entered into between AFYA Participações S.A., Heitor Antonio da Silva, Claudia Regina Boechat da Silva, Luis Adriano Pereira da Silva, Ana Beatriz Boechat Silva Nunes and, in the capacity of Intervening Parties, Sociedade Universitária Redentor and Sociedade Educacional Redentor)

CLAUDIA REGINA BOECHAT DA SILVA

(Signature page of the Share Purchase and Sale Agreement and Other Covenants entered into between AFYA Participações S.A., Heitor Antonio da Silva, Claudia Regina Boechat da Silva, Luis Adriano Pereira da Silva, Ana Beatriz Boechat Silva Nunes and, in the capacity of Intervening Parties, Sociedade Universitária Redentor and Sociedade Educacional Redentor)

LUIS ADRIANO PEREIRA DA SILVA

(Signature page of the Share Purchase and Sale Agreement and Other Covenants entered into between AFYA Participações S.A., Heitor Antonio da Silva, Claudia Regina Boechat da Silva, Luis Adriano Pereira da Silva, Ana Beatriz Boechat Silva Nunes and, in the capacity of Intervening Parties, Sociedade Universitária Redentor and Sociedade Educacional Redentor)

ANA BEATRIZ BOECHAT SILVA NUNES
p.p. Heitor Antonio da Silva

(Signature page of the Share Purchase and Sale Agreement and Other Covenants entered into between AFYA Participações S.A., Heitor Antonio da Silva, Claudia Regina Boechat da Silva, Luis Adriano Pereira da Silva, Ana Beatriz Boechat Silva Nunes and, in the capacity of Intervening Parties, Sociedade Universitária Redentor and Sociedade Educacional Redentor)

Intervening party:

SOCIEDADE UNIVERSITÁRIA REDENTOR

Name: Heitor Antonio da Silva	Name: Luis Adriano Pereira da Silva
Position: President	Position: Treasurer

(Signature page of the Share Purchase and Sale Agreement and Other Covenants entered into between AFYA Participações S.A., Heitor Antonio da Silva, Claudia Regina Boechat da Silva, Luis Adriano Pereira da Silva, Ana Beatriz Boechat Silva Nunes and, in the capacity of Intervening Parties, Sociedade Universitária Redentor and Sociedade Educacional Redentor)

Intervening party:

SOCIEDADE EDUCACIONAL REDENTOR

Name: Luis Adriano Pereira da Silva	Name: Claudia Regina Boechat da Silva
Position: President	Position: Treasurer

(Signature page of the Share Purchase and Sale Agreement and Other Covenants entered into between AFYA Participações S.A., Heitor Antonio da Silva, Claudia Regina Boechat da Silva, Luis Adriano Pereira da Silva, Ana Beatriz Boechat Silva Nunes and, in the capacity of Intervening Parties, Sociedade Universitária Redentor and Sociedade Educacional Redentor)

Witnesses:

1.	2.
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